UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Kimberly-Clark Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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March 4, 2008

Thomas J. Falk
Chairman of the Board and
Chief Executive Officer

FELLOW STOCKHOLDERS:

     It is my pleasure to invite you to the Annual Meeting of Stockholders of Kimberly-Clark Corporation. The meeting will be held on Thursday, April 17, 2008, at 11:00 a.m. at the Four Seasons Resort and Club, which is located at 4150 North MacArthur Boulevard, Irving, Texas.

     At the Annual Meeting, stockholders will be asked to elect five directors for a one-year term, ratify the selection of the Corporation’s independent auditors, approve a proposal eliminating supermajority voting provisions and vote on five stockholder proposals. These matters are fully described in the accompanying Notice of Annual Meeting and proxy statement.

     Your vote is important. Regardless of whether you plan to attend the meeting, I urge you to vote your shares as soon as possible. You can vote by marking and dating the enclosed proxy card, by using the Internet or by telephone. Instructions regarding all three methods of voting are contained on the proxy card.

     Also enclosed is a copy of our Annual Report for 2007. I encourage you to read the Annual Report for information about your company’s performance and accomplishments in 2007.

Sincerely,

Thomas J. Falk

KIMBERLY-CLARK CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 17, 2008

The Annual Meeting of Stockholders of Kimberly-Clark Corporation will be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas, on Thursday, April 17, 2008, at 11:00 a.m. for the following purposes:

1.	To elect five directors;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2008;

3.	To approve a proposal to amend the Amended and Restated Certificate of Incorporation to eliminate supermajority voting provisions;

4.	To vote on five stockholder proposals that may be presented at the meeting; and

5.	To take action upon any other business that may properly come before the meeting or any adjournments of the meeting.

Stockholders of record at the close of business on February 18, 2008 are entitled to notice of and to vote at the meeting or any adjournments.

It is important that your shares be represented at the meeting. I urge you to sign, date and promptly return the enclosed proxy card in the enclosed business reply envelope, or vote using the Internet or telephone.

The accompanying proxy statement also is being used to solicit voting instructions for shares of Kimberly-Clark common stock that are held by the trustees of our employee benefit and stock purchase plans for the benefit of the participants in the plans. It is important that each participant in the plans signs, dates and returns the voting instruction card, which is enclosed with the proxy statement, in the business reply envelope provided, or indicates his or her preferences using the Internet or telephone.

By order of the Board of Directors.

Timothy C. Everett
Vice President and Secretary

P.O. Box 619100
Dallas, Texas 75261-9100
March 4, 2008

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ii

March 4, 2008

PROXY STATEMENT

PART ONE
VOTING INFORMATION

The accompanying proxy is solicited on behalf of the Board of Directors of Kimberly-Clark Corporation for use at the Annual Meeting of Stockholders to be held on April 17, 2008 and at any adjournment of the Annual Meeting. We are first mailing this proxy statement and the accompanying proxy to holders of Kimberly-Clark common stock on or about March 11, 2008.

Who May Vote

Each stockholder of record at the close of business on February 18, 2008 will be entitled to one vote for each share registered in the stockholder’s name. On that date, 420,353,412 shares of our common stock were outstanding.

How You May Vote

You may vote in person by attending the meeting, by completing and returning a proxy by mail, or by using the Internet or telephone. To vote your proxy by mail, mark your vote on the enclosed proxy card, then follow the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares for the election of directors, for ratification of the selection of our independent auditors, for approval of the proposal to eliminate supermajority voting provisions and against approval of the stockholder proposals.

How You May Revoke or Change Your Vote

You may revoke your proxy before the time of voting at the meeting in any of the following ways:

•	by mailing a revised proxy to the Secretary of the Corporation

•	by changing your vote on the Internet website

•	by using the telephone voting procedures

•	by voting in person at the meeting

Confidential Voting

Proxy cards are received by our independent proxy processing agent, and the vote is certified by independent Inspectors of Election. Proxy cards and ballots that identify the vote of stockholders and plan participants will be kept confidential, except as necessary to meet legal requirements, in cases where stockholders and participants request disclosure or write comments on their cards, or in a contested matter involving an opposing proxy solicitation. During the proxy solicitation period, we will receive daily tabulation reports from the independent proxy processing agent, but these reports provide only aggregate data. In addition, the agent may identify stockholders who fail to vote so that we may contact them and request they do so.

Costs of Solicitation

Kimberly-Clark will bear the cost of preparing, printing and delivering materials in connection with this solicitation of proxies, including the cost of the proxy solicitation and the expenses of brokers, fiduciaries and other nominees in forwarding proxy materials to beneficial owners. In addition to the use of mail and electronic delivery, solicitation may be made by telephone or otherwise by our employees. We have retained D. F. King & Co., Inc. to aid in the solicitation at a cost of approximately $15,000 plus reimbursement of out-of-pocket expenses.

Votes Required/Voting Procedures

A majority of the shares of our common stock, present in person or represented by proxy, will constitute a quorum for purposes of the Annual Meeting. The five nominees for director receiving a majority of the votes cast at the meeting in person or by proxy will be elected. If a nominee does not receive a majority of the votes cast, then the nominee will be subject to the Board’s existing policy regarding resignations by directors who do not receive a majority of “for” votes. The proposed amendment to the Corporation’s Amended and Restated Certificate of Incorporation described in Proposal 3 requires for approval the favorable vote of a majority of shares outstanding as of the record date. All other matters require for approval the favorable vote of a majority of votes cast on the applicable matter at the meeting in person or by proxy.

Abstentions are treated as votes against a proposal, and broker non-votes will not be considered present and entitled to vote. Generally, a broker non-vote occurs on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner of the shares, and instructions are not given.

Dividend Reinvestment and Stock Purchase Plan

If a stockholder is a participant in our Automatic Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full shares in the stockholder’s account in the plan, as well as shares registered in the stockholder’s name.

Employee Benefit Plans

We also are sending this proxy statement and voting materials to participants in various Kimberly-Clark employee benefit and stock purchase plans. The trustee of each plan, as the stockholder of record of the shares of our common stock held in the plans, will vote whole shares of stock attributable to each participant’s interest in the plans in accordance with the directions the participant gives or, if no directions are given by the participant, in accordance with the directions of the respective plan committee.

Attending the Meeting

Stockholders as of the record date, February 18, 2008, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, please check your proxy card in the space provided or so indicate electronically or by telephone. This will assist us with meeting preparations and will help us to expedite your admittance. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership, which will enable you to gain admission to the meeting.

To obtain directions to attend the meeting and vote in person, please contact Stockholder Services by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

Electronic Delivery of Proxy Materials and Annual Report

The Notice of Annual Meeting and proxy statement and our 2007 Annual Report are available in the Investors section of our website at www.kimberly-clark.com. Instead of receiving copies of the proxy statement and annual report in the mail, stockholders may elect to receive an e-mail with a link to these documents on the Internet. Receiving your proxy materials online saves us the cost of producing and mailing documents to your home or business and gives you an automatic link to the proxy voting site. Stockholders may enroll to receive proxy materials online as follows:

•	Stockholders of Record. If your shares are registered in your own name, go directly to our transfer agent’s website at www.computershare.com/us/ecomms anytime and follow the instructions.

•	Beneficial Stockholders. If your shares are not registered in your name, check the information provided to you by your bank or broker, or contact your bank or broker for information on electronic delivery service.

•	Plan Participants. If you are a participant in one or more of our employee benefit or stock purchase plans, go directly to our transfer agent’s website at www.econsent.com/kmb anytime and follow the instructions.

Delivery of One Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings

Each year in connection with our Annual Meeting, we are required to send to each stockholder of record a proxy statement and annual report, and to arrange for a proxy statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, this process results in duplicate mailings of proxy statements and annual reports. Stockholders may avoid receiving duplicate mailings and save us the cost of producing and mailing duplicate documents as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single proxy statement or annual report, you may contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single proxy statement or annual report if there are other Kimberly-Clark stockholders who share an address with you. If you currently receive more than one proxy statement or annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.

•	Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the proxy statement or annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional proxy statements or annual reports. If you wish to receive a separate copy of the proxy statement or annual report for each stockholder sharing your address in the future, you may also contact Stockholder Services by mail at P.O. Box 612606, Dallas, Texas 75261-2606, by telephone at (972) 281-1522 or by e-mail at stockholders@kcc.com.

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to Be Held on April 17, 2008.

This Proxy Statement and the 2007 Annual Report to security holders are available at
investor.kimberly-clark.com/proxy.cfm
and
www.kimberly-clark.com/investors/annual_reports.aspx

PART TWO
CORPORATE GOVERNANCE INFORMATION

Board of Directors and Board Committees

The Board of Directors met eight times in 2007. All of the incumbent directors attended in excess of 75 percent of the total number of meetings of the Board and committees of the Board on which they served.

Although we do not have a formal policy with respect to director attendance at Annual Meetings, since 1997 all nominees and continuing directors have attended the Annual Meetings. Eleven of our directors, which constituted all nominees and continuing directors, attended the 2007 Annual Meeting.

The standing committees of the Board include the Audit Committee, Management Development and Compensation Committee, Nominating and Corporate Governance Committee and Executive Committee. In compliance with applicable New York Stock Exchange (“NYSE”) corporate governance listing standards, the Board has adopted charters for the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees. These charters are available in the Investors section of our website at www.kimberly-clark.com. Stockholders may also contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain paper copies of the charters without charge.

Audit Committee

Dennis R. Beresford is the Chairman of our Audit Committee. The other members of the Audit Committee are John R. Alm, John F. Bergstrom, Mae C. Jemison, M.D., and Ian C. Read. Mr. Read was appointed to this committee effective August 15, 2007. The Committee met eight times in 2007. In addition, Mr. Beresford participated in three additional conference calls as Chairman of the Committee to preview earnings press releases during 2007.

Each member of the Audit Committee is an Independent Director under the independence standards set forth in our Corporate Governance Policies. See “Director Independence” for additional information on Independent Directors.

Each member of the Audit Committee satisfies the financial literacy requirements of the NYSE, and the Board has determined that Mr. Beresford is an “audit committee financial expert” under the rules and regulations of the Securities and Exchange Commission (“SEC”).

The principal functions of the Audit Committee, as specified in its charter, include the following:

•	Oversees:

•	the quality and integrity of the financial statements,

•	our compliance programs,

•	the independence, qualification and performance of our independent auditors, and

•	the performance of our internal auditors.

•	Subject to stockholder ratification, selects and engages our independent auditors.

•	Reviews the scope of the audits and audit findings, including any comments or recommendations of our independent auditors.

•	Establishes policy in connection with internal audit programs.

•	Pre-approves all audit and non-audit services provided by the independent auditors.

•	Reviews risk assessment and management policies.

For additional information about the Audit Committee’s oversight activities in 2007, see “Part Three — Proposals to be Voted on at the 2008 Annual Meeting — Ratification of Auditors — Audit Committee Report.”

Management Development and Compensation Committee

Marc J. Shapiro is the Chairman of our Management Development and Compensation Committee. In addition to Mr. Shapiro, the current members of this Committee are Abelardo E. Bru, James M. Jenness, and G. Craig Sullivan. The Committee met six times in 2007. Each member of this Committee is an Independent Director.

The principal functions of the Management Development and Compensation Committee, as specified in its charter, include the following:

•	Establishes and administers the policies governing annual compensation and long-term compensation, including stock option awards, restricted stock awards and restricted share unit awards.

•	Oversees:

•	leadership development for senior management and future senior management candidates, and

•	key organizational effectiveness and engagement policies.

•	Reviews diversity programs and key metrics.

Compensation Process and Procedures

On an annual basis, the Committee reviews and sets the compensation of our elected officers, including all of our executive officers. The Committee’s charter does not permit the Committee to delegate to anyone the authority to establish any compensation policies or programs for elected officers, including our executive officers. Our Chief Executive Officer has the authority to establish compensation programs for non-elected officers. Additionally, as discussed in “Part Four — Executive Compensation — Compensation Discussion and Analysis,” the Committee has delegated limited authority to our Chief Executive Officer to grant stock options, restricted stock, and restricted share units to non-executive officers for recruiting or retention purposes.

Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target total annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target total annual compensation to be awarded to each executive officer, including our Chief Executive Officer, based on the Committee’s determination of how that compensation will aid in achieving the objectives of our compensation policies. While our Chief Executive Officer typically attends Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for these executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

For additional information on the Committee’s processes and procedures for determining executive compensation, and for a detailed discussion of our compensation policies, see “Part Four — Executive Compensation — Compensation Discussion and Analysis.”

Use of Compensation Consultants

The Committee’s charter provides that the Committee has the authority to retain advisors, including compensation consultants, to assist the Committee in its work. The Committee believes that compensation consultants can provide important market information and perspectives that can help the Committee determine compensation programs that best meet the objectives of our compensation policies.

Corporation Consultant.  To assist management and the Committee in assessing and determining appropriate, competitive compensation for our executive officers, we annually engage an outside compensation consultant. In 2007, Mercer Human Resource Consulting (“Mercer”) was retained for this purpose. Mercer has provided consulting services to the Corporation on a wide variety of human resources and compensation matters, both at the officer and non-officer levels. With respect to executive officer compensation, Mercer provides compensation survey data for the Corporation’s peer groups. For additional information on these peer groups, as well as the use of the survey data to design our compensation programs and to make executive pay decisions, see “Part Four — Executive Compensation — Compensation Discussion and Analysis.” Mercer also reviews and provides comments to us regarding proposed executive compensation programs.

Independent Committee Consultant.  The Committee has also retained The Delves Group as its independent executive compensation consultant. In February 2008, the Committee adopted a written policy to formalize its understanding that the independent Committee consultant may provide services only to the Committee and not to the Corporation. The Delves Group has no other business relationship with the Corporation and receives no payments from us other than fees for services to the Committee. The Delves Group reports directly to the Committee, and the Committee may replace The Delves Group or hire additional consultants at any time. The Delves Group attends Committee meetings and communicates with the Chairman of the Committee between meetings from time to time.

The Committee instructed The Delves Group to provide an independent review of the data and recommendations provided by management and Mercer. The scope of The Delves Group’s engagement in 2007 included:

•	Conducting a review of the competitive market data (including base salary, annual incentive targets, and long-term incentive targets) for our Chief Executive Officer and his direct reports.

•	Reviewing and commenting on recommendations by management and Mercer concerning executive pay programs, including program changes and redesign, special awards, change in control provisions, executive contract provisions, promotions, retirement, and related items, as desired by the Committee.

•	Reviewing and commenting on the Committee’s report for the proxy statement.

During 2007, Don Delves, the President of The Delves Group, attended all Committee meetings at the request of the Committee.

Committee Report

The Committee has reviewed the “Compensation Discussion and Analysis” section of this proxy statement and has recommended that it be included in this proxy statement. The Committee’s report is located at “Part Four — Executive Compensation — Management Development and Compensation Committee Report.”

Nominating and Corporate Governance Committee

Linda Johnson Rice is the Chairman of our Nominating and Corporate Governance Committee. In addition to Mrs. Johnson Rice, the current members of this Committee are Abelardo E. Bru, James M. Jenness, and G. Craig Sullivan. The Committee met five times in 2007. Each member of this Committee is an Independent Director.

The principal functions of the Nominating and Corporate Governance Committee, as specified in its charter, include the following:

•	Oversees the process by which individuals are nominated to become Board members.

•	Oversees matters of corporate governance, including developing and recommending to the Board changes to our Corporate Governance Policies.

•	Advises the Board on:

•	Board organization, membership, function, performance and compensation,

•	committee structure and membership, and

•	policies and positions regarding significant stockholder relations issues.

•	Reviews director independence standards and makes recommendations to the Board with respect to the determination of the independence of directors.

•	Monitors and recommends improvements to the practices and procedures of the Board.

•	Reviews stockholder proposals and considers responses or actions regarding these proposals.

The Nominating and Corporate Governance Committee, in accordance with its charter and our Amended and Restated Certificate of Incorporation, has established criteria and processes for director nominees, including nominations proposed by stockholders. Those criteria and processes are described in “Director Nominee Criteria and Process” and “Stockholder Nominations for Directors.”

Executive Committee

Robert W. Decherd is the Chairman of the Executive Committee. In addition to Mr. Decherd, the current members of this Committee are John F. Bergstrom, Thomas J. Falk, and Marc J. Shapiro. The Executive Committee did not meet in 2007.

The principal function of the Executive Committee is to exercise the powers of the Board to direct our business and affairs between meetings of the Board.

Compensation Committee Interlocks and Insider Participation

During 2007, the following directors served as members of the Management Development and Compensation Committee of the Board: Abelardo E. Bru, James M. Jenness, Marc J. Shapiro, and G. Craig Sullivan, as well as Pastora San Juan Cafferty through her retirement from the Board on April 26, 2007.

Thomas J. Falk, our Chairman of the Board and Chief Executive Officer, served as a member of the Compensation Committee of the Board of Directors of Kimberly-Clark de Mexico, S.A.B. de C.V. Claudio X. Gonzalez, Chairman of the Board and Managing Director of Kimberly-Clark de Mexico, S.A.B. de C.V., served as a member of the Board in 2007 until his retirement from the Board on April 26, 2007.

Director Independence

Since 1996, our By-Laws have provided that a majority of our directors be independent directors (“Independent Directors”). In addition, our Corporate Governance Policies adopted by the Board provide independence standards consistent with the rules and regulations of the SEC and the listing standards of the NYSE. Our Corporate Governance Policies are available in the Investors section of our website at www.kimberly-clark.com, and the independence standards are set forth in section 17 of the Corporate Governance Policies.

The nominees for director are such that immediately after the election of the nominees to the Board, a majority of all directors holding office will be Independent Directors. Our independent Board helps ensure good corporate governance and strong internal controls. We are in compliance with all corporate governance requirements of the NYSE, the SEC and the Sarbanes-Oxley Act of 2002.

The Board has determined that all directors and nominees, except for Thomas J. Falk, are Independent Directors and meet the independence standards set forth in our Corporate Governance Policies. The Board also determined that Pastora San Juan Cafferty was an Independent Director and met these independence standards during the period in 2007 in which she served as a director. When making these determinations, the Board considered the following:

•	We made charitable contributions of $237,500 in 2005, $275,000 in 2006, and $375,000 in 2007 to the Fox Cities Performing Arts Center in Appleton, Wisconsin, where Mr. Bergstrom is a director. We have significant operations and a significant number of employees in the Fox Cities area of Wisconsin.

•	Companies majority owned by Mr. Bergstrom paid us approximately (i) $58,000 in each of 2005, 2006 and 2007 to lease excess hangar space at an airport near Appleton, Wisconsin, and (ii) $128,000 in 2005, $133,000 in 2006, and $150,000 in 2007 for pilot services pursuant to a pilot sharing contract for incremental costs related to using our pilots for their corporate aircraft.

•	We paid approximately $34,000 in 2005, $8,000 in 2006, and $3,000 in 2007 for automobile and related services to car dealerships in the Neenah, Wisconsin area that are majority-owned by Mr. Bergstrom.

•	We made a charitable contribution of $50,000 in 2007 to the Education is Freedom Foundation, where Mr. Bru is a director.

•	We paid approximately $50,000 in 2005, $53,000 in 2006, and $19,000 in 2007 for advertising to entities owned directly or indirectly by Belo Corp., where Mr. Decherd was Chairman, President and Chief Executive Officer during this period. This advertising was placed in accordance with our advertising agencies’ independent recommendations, and not at the request or direction of the Corporation. We also paid approximately $6,000 in 2007 for promotional activities to an entity owned directly or indirectly by Belo Corp.

•	We paid approximately $555,000 in 2005, $343,000 in 2006, and $507,000 in 2007 for advertising to entities owned directly or indirectly by Johnson Publishing Company, where Mrs. Johnson Rice is President and Chief Executive Officer. This advertising was placed in accordance with our advertising agencies’ independent recommendations, and not at the request or direction of the Corporation.

•	We made charitable contributions of $25,000 in 2006 and $50,000 in 2007 to the United Negro College Fund, where Mrs. Johnson Rice is a director.

•	We paid approximately $746,000 in 2005, $1,133,000 in 2006, and $734,000 in 2007 to JPMorgan Chase & Co. (“JPMC”) for investment banking services. Mr. Shapiro serves as a consultant to JPMC and as non-executive Chairman of its Texas operations. We do not believe his relationship with JPMC gives him a direct or indirect material interest in our transactions with JPMC.

The amount involved in each of these items is below the amounts established by the NYSE and our Corporate Governance Policies as potentially affecting a director’s independence.

Director Nominee Criteria and Process

The Board of Directors is responsible for approving candidates for Board membership. The Board has delegated the screening and recruitment process to the Nominating and Corporate Governance Committee, in consultation with the Chairman of the Board and Chief Executive Officer. The Nominating and Corporate Governance Committee believes that the criteria for director nominees should ensure effective corporate governance, support our strategies and businesses, account for individual director attributes and the effect of the overall mix of those attributes on the Board’s effectiveness, and support the successful recruitment of qualified candidates for the Board.

Qualified candidates for director are those who, in the judgment of the Nominating and Corporate Governance Committee, possess all of the personal attributes and a sufficient mix of the experience attributes listed below to assure effective service on the Board.

Personal Attributes	Experience Attributes
• leadership	• financial acumen
• ethical nature	• general business knowledge
• contributing nature	• industry knowledge
• independence	• diversity of viewpoints
• interpersonal skills	• special business experience
• effectiveness	• expertise

The Nominating and Corporate Governance Committee may receive recommendations for Board candidates from various sources, including our directors, management and stockholders. In addition, the Nominating and Corporate Governance Committee has retained a search firm to assist the Committee in identifying and recruiting director candidates meeting the criteria specified by the Committee.

When a vacancy occurs on the Board, the Nominating and Corporate Governance Committee recommends to the Board a nominee to fill the vacancy. As provided in the Corporation’s Amended and Restated Certificate of Incorporation, the Board elects a new director when a vacancy occurs between Annual Meetings of Stockholders. The Nominating and Corporate Governance Committee also annually evaluates and recommends to the Board nominees for election as directors at our Annual Meeting of Stockholders.

Stockholder Nominations for Directors

The Nominating and Corporate Governance Committee considers nominees recommended by stockholders as candidates for election to the Board of Directors. A stockholder wishing to nominate a candidate for election to the Board at the Annual Meeting is required to give written notice to the Secretary of the Corporation of his or her intention to make a nomination in accordance with the Corporation’s Certificate of Incorporation and By-Laws. The notice of nomination must be received by us not less than 75 days nor more than 100 days prior to the stockholders’ meeting, or if we give less than 75 days notice of the meeting date, the notice of nomination must be received within 10 days after the meeting date is announced. The notice of nomination is required to contain information about both the nominee and the stockholder making the nomination, including information sufficient to allow the Nominating and Corporate Governance Committee to determine if the candidate meets the director nominee criteria described above. We may require that the proposed nominee furnish other information to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will not be considered for presentation at the Annual Meeting, but will be considered by the Nominating and Corporate Governance Committee for any vacancies arising on the Board between Annual Meetings in accordance with the process described in “Director Nominee Criteria and Process.”

Communications to Directors

The Board has established a process by which stockholders and other interested parties may communicate with the Board. That process can be found in the Investors section of our website at www.kimberly-clark.com.

Stockholders and other interested parties may send written correspondence to the Board in care of our Lead Director:

Lead Director
Kimberly-Clark Corporation
P. O. Box 619100
Dallas, Texas 75261-9100

Other Corporate Governance Matters

Corporate Governance Policies.  The Board of Directors adopted Corporate Governance Policies in 1994, which have been amended from time to time in accordance with changes in rules and regulations and developing governance practices. These policies guide the Corporation and the Board on matters of corporate governance, including director responsibilities, Board committees and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, Board access to outside financial, business and legal advisors, and management development and succession planning. These policies, which include our director independence standards, are available in the Investors section of our website at www.kimberly-clark.com. Stockholders also may contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain a copy of the Corporate Governance Policies without charge.

Code of Conduct.  Kimberly-Clark has a Code of Conduct that applies to all of our directors, executive officers and employees, including the chief executive officer, chief financial officer, and the principal accounting officer and controller. The Code of Conduct is available in the Investors section of our website at www.kimberly-clark.com. Stockholders also may contact Stockholder Services, P.O. Box 612606, Dallas, Texas 75261-2606 or call (972) 281-1522 to obtain a copy of the Code of Conduct without charge.

Lead Director.  Mr. Decherd served as Lead Director in 2007 and through the end of his Lead Director term on February 29, 2008. The non-management directors elected Mr. Shapiro as Lead Director effective March 1, 2008. The Lead Director chairs executive session meetings of non-management directors and serves as Chairman of the Executive Committee, among other responsibilities. The non-management directors are scheduled to meet in executive session without the presence of management at least quarterly.

Committee Authority to Retain Independent Advisors.  Each of the Audit, Management Development and Compensation, and Nominating and Corporate Governance Committees has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Corporation.

Whistleblower Procedures.  The Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and (2) the confidential and anonymous submission by our employees and others of concerns regarding questionable accounting or auditing matters. We also maintain a toll-free, around-the-clock Code of Conduct hotline that allows our employees and others to voice their concerns anonymously. The whistleblower procedures and information on how to access the line are available in the Investors section of our website at www.kimberly-clark.com.

Chief Compliance Officer.  Thomas J. Mielke is the Senior Vice President — Law and Government Affairs and Chief Compliance Officer, overseeing our compliance program. He reports to the Audit Committee on the program’s effectiveness, provides periodic reports to the Board, and works closely with various compliance functions to provide coordination and sharing of best practices across the compliance groups.

Disclosure Committee.  We have established a disclosure committee composed of members of management to assist in fulfilling our obligations to maintain disclosure controls and procedures, and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

No Executive Loans.  We do not extend loans to our executive officers or directors and do not have any of these loans outstanding.

Stockholder Rights Plan.  The Board has adopted the following policy statement on stockholder rights plans: “Kimberly-Clark does not have a ‘poison pill’ or stockholder rights plan. If Kimberly-Clark were to adopt a stockholder rights plan, the Board would seek prior stockholder approval of the plan unless, due to timing constraints or other reasons, a majority of independent directors of the Board determines that it would be in the best interests of stockholders to adopt a plan before obtaining stockholder approval. If a stockholder rights plan is adopted without prior stockholder approval, the plan must either be ratified by stockholders or must expire, without being renewed or replaced, within one year. The Nominating and

Corporate Governance Committee shall review this policy statement periodically and report to the Board on any recommendations it may have concerning the policy.”

Annual Election of Directors.  In April 2007, stockholders approved an amendment to our Restated Certificate of Incorporation to provide that directors will be elected on an annual basis instead of for staggered terms of three years each. Our Amended and Restated Certificate of Incorporation is available in the Investors section of our website at www.kimberly-clark.com.

Majority Voting for Election of Directors.  In September 2006, the Board amended the Corporation’s By-Laws to provide that, in uncontested elections, directors will be elected by a majority vote rather than by a plurality. If an incumbent director does not receive a majority of votes, the director is required to tender his or her resignation for consideration by the Board. Our By-Laws are available in the Investors section of our website at www.kimberly-clark.com.

Simple Majority Voting Provisions.  The Board has recommended to stockholders the elimination of the supermajority voting provisions contained in our Amended and Restated Certificate of Incorporation. To effect this change, a majority of the shares outstanding must vote in favor of this proposal. See Proposal 3 in Part Three of this proxy statement.

Charitable Contributions.  The Nominating and Corporate Governance Committee has adopted guidelines for review and approval of charitable contributions by us and any foundation we control to organizations or entities with which a member of the Board of Directors or an executive officer is or may be affiliated.

PART THREE
PROPOSALS TO BE VOTED ON AT THE 2008 ANNUAL MEETING

PROPOSAL 1.  ELECTION OF DIRECTORS

General Information

The Board of Directors currently is divided into three classes. As of the date of this proxy statement, the Board of Directors consists of twelve members, including James M. Jenness and Ian C. Read who were elected to the Board by the Board of Directors as of February 1, 2007 and August 15, 2007, respectively. Five of the directors have terms that expire at this year’s Annual Meeting, four have terms that expire at the 2009 Annual Meeting and three have terms that expire at the 2010 Annual Meeting.

On April 26, 2007, stockholders approved an amendment to our Restated Certificate of Incorporation to declassify the Board. Under the amendment, directors continue to serve the remainder of their elected terms and, beginning with this year’s Annual Meeting, directors will be elected annually so that by the 2010 Annual Meeting of Stockholders all directors will be elected annually.

As a result, beginning with this year’s Annual Meeting, new directors, and incumbent directors whose terms are expiring, will be elected annually for one-year terms instead of for three-year terms. The five nominees for director set forth on the following pages are proposed to be elected at this year’s Annual Meeting to serve for a term to expire at the 2009 Annual Meeting of Stockholders and until their successors are elected and have qualified. Should any nominee become unable to serve, proxies may be voted for another person designated by the Board. All nominees have advised us that they will serve if elected. The remaining seven directors will continue to serve as directors for the terms set forth on the following pages, in accordance with their previous election.

Certain Information Regarding Directors and Nominees

The names of the nominees and of the other directors continuing in office, their ages as of the date of the Annual Meeting, the year each first became a director, their principal occupations during at least the past five years, other public company directorships held by each as of February 22, 2008 and certain other biographical information are set forth on the following pages by class, in the order of the next class to stand for election.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

For a One-Year Term Expiring at the
2009 Annual Meeting of Stockholders

John R. Alm, 62, Director since 2006

Retired President and Chief Executive Officer, Coca-Cola Enterprises Inc.

Mr. Alm retired as President and Chief Executive Officer of Coca-Cola Enterprises Inc., a beverage company, in 2005. He had been Chief Executive Officer since 2004 and President and Chief Operating Officer since 2000. Mr. Alm joined Coca-Cola Enterprises Inc. in 1992 and held numerous other senior management positions until his retirement.

John F. Bergstrom, 61, Director since 1987

Chairman and Chief Executive Officer, Bergstrom Corporation

Mr. Bergstrom has served as Chairman and Chief Executive Officer of Bergstrom Corporation, Neenah, Wisconsin, for more than the past five years. Bergstrom Corporation owns and operates automobile sales and leasing businesses and a credit life insurance company based in Wisconsin. Mr. Bergstrom is a director of the Wisconsin Energy Corporation and its wholly-owned subsidiary Wisconsin Electric Power Company. He also is a member of the board of directors and chairman of the Theda Clark Hospital Foundation, and a member of the board of directors and executive committee of Green Bay Packers, Inc.

Robert W. Decherd, 57, Director since 1996

Chairman of the Board, President and Chief Executive Officer, A.H. Belo Corporation

Mr. Decherd has served as Chairman of the Board, President and Chief Executive Officer of A.H. Belo Corporation, a newspaper publishing and Internet company, since it was spun off from Belo Corp. in February 2008. Prior to February 2008, Mr. Decherd was Chief Executive Officer of Belo Corp., a broadcasting and publishing company, for 21 years. He is a director of both A.H. Belo Corporation and Belo Corp., where he is non-executive chairman. Mr. Decherd is a member of the Advisory Council for the Harvard University Center for Ethics and the Board of Visitors of the Columbia Graduate School of Journalism. During the past decade, he has held appointments to Presidential and Federal Communications Commission commissions concerned with public policy matters related to the television industry.

Ian C. Read, 54, Director since August 2007

Senior Vice President, Pfizer, Inc.

Mr. Read is a Senior Vice President of Pfizer, Inc., a drug manufacturer, and President of its Worldwide Pharmaceutical Operations. Mr. Read joined Pfizer in 1978 in its financial organization. He worked in Latin America through 1995, holding positions of increasing responsibility, and was appointed President of the Pfizer International Pharmaceuticals Group, Latin America/Canada in 1996. In 2000, Mr. Read was named Executive Vice President of Europe/Canada and was named a corporate Vice President in 2001.

G. Craig Sullivan, 68, Director since 2004

Retired Chairman and Chief Executive Officer, The Clorox Company

Mr. Sullivan retired as Chairman and Chief Executive Officer of The Clorox Company, a consumer products company, in 2003. He joined The Clorox Company in 1971 and held a number of senior sales and management positions during his career, culminating in his election as Chief Executive Officer and Chairman of the Board in 1992. Mr. Sullivan also serves as a director of Mattel, Inc., The Goodyear Tire & Rubber Company and The American Ireland Fund. He also serves on the capital campaign committee for St. Anthony’s Foundation in San Francisco.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the
2009 Annual Meeting of Stockholders

Dennis R. Beresford, 69, Director since 2002

Ernst & Young Executive Professor of Accounting, University of Georgia

Mr. Beresford has served as Ernst & Young Executive Professor of Accounting at the J.M. Tull School of Accounting, Terry College of Business, University of Georgia since 1997. From 1987 to 1997, he served as the Chairman of the Financial Accounting Standards Board. Prior to that, Mr. Beresford held various positions at the accounting firm of Ernst & Young. He serves on the board of directors and audit committees of Legg Mason, Inc. and the Federal National Mortgage Association (Fannie Mae).

Abelardo E. Bru, 59, Director since 2005

Retired Vice Chairman, PepsiCo, Inc.

Mr. Bru retired as Vice Chairman of PepsiCo, a food and beverage company, in 2005. He joined PepsiCo in 1976. Mr. Bru served from 1999 to 2003 as President and Chief Executive Officer and in 2003 to 2004 as Chief Executive Officer and Chairman of Frito-Lay Inc., a division of PepsiCo. Prior to leading Frito-Lay, Mr. Bru led PepsiCo’s largest international business, Sabritas Mexico, as President and General Manager from 1992 to 1999. Mr. Bru is a member of the board of directors of Office Depot, Inc., S. C. Johnson & Son, Inc. and the Education is Freedom Foundation.

Thomas J. Falk, 49, Director since 1999

Chairman of the Board and Chief Executive Officer

Mr. Falk was elected Chairman of the Board and Chief Executive Officer of the Corporation in 2003 and President and Chief Executive Officer in 2002. Prior to that, he served as President and Chief Operating Officer since 1999. Mr. Falk previously had been elected Group President — Global Tissue, Pulp and Paper in 1998, where he was responsible for the Corporation’s global tissue businesses. Earlier in his career, Mr. Falk had responsibility for our North American Infant Care, Child Care and Wet Wipes businesses. Mr. Falk joined the Corporation in 1983 and has held other senior management positions in the Corporation. He also serves on the board of directors of Centex Corporation, Grocery Manufacturers of America, Inc. and the University of Wisconsin Foundation, and serves as a governor of the Boys & Girls Clubs of America.

Mae C. Jemison, M.D., 51, Director since 2002

President, BioSentient Corporation

Dr. Jemison is founder and President of The Jemison Group, Inc., a technology consulting company, and BioSentient Corporation, a medical devices company. She chairs The Earth We Share international science camp. Dr. Jemison served as a professor of Environmental Studies at Dartmouth College from 1995 to 2002. From 1987 to 1993, she served as a National Aeronautics and Space Administration (NASA) astronaut. Dr. Jemison serves on the board of directors of Scholastic Corporation, Valspar Corporation and The Dorothy Jemison Foundation for Excellence and is a member of the National Academy of Sciences’ Institute of Medicine. She is also the Chair of the State of Texas Biotechnology and Life Science Cluster Report and the Presiding Officer of the State of Texas Product Development and Small Business Incubator Board.

Term Expiring at the
2010 Annual Meeting of Stockholders

James M. Jenness, 61, Director since February 2007

Chairman of the Board, Kellogg Company

Mr. Jenness was elected Chairman of the Board of Kellogg Company, a producer of cereal and convenience foods, in 2005. He also served as Chief Executive Officer of Kellogg from 2004 through 2006. Mr. Jenness was Chief Executive Officer of Integrated Merchandising Systems LLC, a market leader in outsource management for retail promotion and branded merchandising, from 1997 to 2004. He served in various positions of increasing responsibility at Leo Burnett Company, Kellogg’s major advertising agency partner, from 1974 to 1997, including as Vice Chairman, Chief Operating Officer and Director. He is a member of the board of directors of Children’s Memorial Hospital and the Mercy Home for Boys and Girls. He also serves on the DePaul University College of Commerce Advisory Council, is a member of DePaul’s Board of Trustees and is co-trustee of the W. K. Kellogg Foundation Trust.

Linda Johnson Rice, 50, Director since 1995

President and Chief Executive Officer, Johnson Publishing Company, Inc.

Mrs. Johnson Rice has been President and Chief Executive Officer of Johnson Publishing Company, Inc., a multi-media company, since 2002. She joined that company in 1980, became Vice President in 1985 and was elected President and Chief Operating Officer in 1987. Mrs. Johnson Rice is a director of MoneyGram International, Inc. and Omnicom Group, Inc.

Marc J. Shapiro, 60, Director since 2001

Retired Vice Chairman, JPMorgan Chase & Co.

Mr. Shapiro retired in 2003 as Vice Chairman of JPMorgan Chase & Co., a financial services company. Before becoming Vice Chairman of JPMorgan Chase & Co. in 1997, Mr. Shapiro was Chairman, President and Chief Executive Officer of Chase Bank of Texas, a wholly-owned subsidiary of JPMorgan Chase & Co., from 1989 until 1997. He now serves as a consultant to JPMorgan Chase & Co. as a non-executive Chairman of its Texas operations. Mr. Shapiro is a member of the board of directors of Burlington Northern Santa Fe Corporation and The Mexico Fund, and a trustee of Weingarten Realty Investors. He also serves on the boards of M.D. Anderson Cancer Center, Baylor College of Medicine, Rice University and BioHouston.

Compensation of Directors

Directors who are not officers or employees of the Corporation or any of its subsidiaries, affiliates or equity companies are “Outside Directors” for compensation purposes. Outside Directors are compensated for their services under our Outside Directors’ Compensation Plan, which we adopted in 2003. Our objectives for outside director compensation are to remain competitive with the compensation paid to outside directors of comparable companies, to keep pace with changes in best corporate governance practices in director compensation, to attract qualified candidates for Board service, and to reinforce our practice of encouraging stock ownership by our directors. In 2006, to assist the Nominating and Corporate Governance Committee in assessing and determining appropriate, competitive outside director compensation, the Committee engaged Mercer, an outside compensation consultant. Based on that assessment, in 2006 the Committee recommended to the Board, and the Board approved, the outside director compensation for 2007. The Outside Director compensation policy is not expected to change for 2008.

In 2007, each Outside Director who served the full year received:

•	An annual cash retainer of $80,000 payable quarterly in advance; and

•	An annual grant of restricted share units with a value of $130,000, effective the first business day of the year.

Outside Directors who join the Board during a calendar year receive the full quarterly amount of the annual retainer for the quarter in which they join the Board and each quarter thereafter, and a pro-rated grant of restricted share units.

Outside Directors who were also chairmen of the Audit, Management Development and Compensation and Nominating and Corporate Governance Committees each received an additional grant of restricted share units with a value of $20,000, and the Lead Director received an additional grant of restricted share units with a value of $30,000. In addition, we reimbursed Outside Directors for expenses incurred as a result of attending Board or committee meetings.

Restricted share units are not shares of our common stock. Rather, restricted share units represent the right to receive an amount, payable in shares of our common stock, equal to the value of a specified number of shares of our common stock within 90 days following the restricted period. The restricted period for the restricted share units begins on the date of grant and expires on the date the Outside Director retires from or otherwise terminates service on the Board. During the restricted period, restricted share units may not be sold, assigned, transferred or otherwise disposed of, or mortgaged, pledged or otherwise encumbered. Outside Directors also receive additional restricted share units equivalent in value to the dividends that would have been paid to them if the restricted share units granted to them were shares of our common stock.

2007 Outside Director Compensation

The following table sets forth the compensation paid to each Outside Director in 2007 for his or her service as a director:

			Change in
			Pension
			Value and
			Nonqualified
			Deferred
	Fees		Compen-	All Other
	Earned		sation	Compen-
	or Paid in	Stock Awards	Earnings	sation
Name(1)	Cash($)	($)(2)(3)(4)	($)(5)	($)(6)	Total($)(7)

John R. Alm	80,000	130,000	0	39,541	249,541
Dennis R. Beresford	80,000	150,000	0	0	230,000
John F. Bergstrom	80,000	130,000	83	25,520	235,603
Abelardo E. Bru	80,000	130,000	0	33,418	243,418
Pastora San Juan Cafferty(8)	40,000	130,000	40	53,926	223,966
Robert W. Decherd	80,000	160,000	83	46,957	287,040
Claudio X. Gonzalez(9)	0	0	0	53,560	53,560
Mae C. Jemison	80,000	130,000	0	31,845	241,845
James M. Jenness	80,000	119,167	0	18,603	217,770
Ian C. Read	40,000	48,750	0	0	88,750
Linda Johnson Rice	80,000	150,000	83	0	230,083
Marc J. Shapiro	80,000	150,000	0	26,532	256,532
G. Craig Sullivan	80,000	130,000	0	37,243	247,243

(1)	James M. Jenness and Ian C. Read joined the Board on February 1, 2007 and August 15, 2007, respectively, and received pro-rated stock awards for their services as directors in 2007. Mr. Read also received fees for two quarters in 2007 for his service as a director.

(2)	Amounts shown reflect what the Corporation recognized as share-based compensation expense in 2007 for financial reporting purposes in accordance with Statement of Financial Accounting Standards, No. 123 (Revised 2004), Share-Based Payment (“FAS 123R”) for restricted share unit awards granted pursuant to our Outside Directors’ Compensation Plan. See Notes 6, 7 and 1 to our audited financial statements included in our Annual Reports on Form 10-K for 2007, 2006 and 2005, respectively, for the assumptions used in valuing and expensing these restricted share units.

(3)	The 2007 restricted share unit awards were granted on January 2, 2007, except for James M. Jenness and Ian C. Read, who joined the Board and received a grant on February 1, 2007 and August 15, 2007, respectively. The number of restricted share units granted in 2007, and the grant date fair value of those grants, determined in accordance with FAS 123R, are set forth below.

	Restricted Share
	Units	Grant Date
Name	Granted in 2007(#)	Fair Value($)

John R. Alm	1,913	130,000
Dennis R. Beresford	2,208	150,000
John F. Bergstrom	1,913	130,000
Abelardo E. Bru	1,913	130,000
Pastora San Juan Cafferty	1,913	130,000
Robert W. Decherd	2,355	160,000
Mae C. Jemison	1,913	130,000
James M. Jenness	1,715	119,167
Ian C. Read	710	48,750
Linda Johnson Rice	2,208	150,000
Marc J. Shapiro	2,208	150,000
G. Craig Sullivan	1,913	130,000

(4)	As of December 31, 2007, Outside Directors had the following stock awards outstanding:

	Restricted	Restricted	Stock
Name	Stock(#)	Share Units(#)	Options(#)

John R. Alm	0	3,891	0
Dennis R. Beresford	0	10,588	5,084
John F. Bergstrom	3,000	9,644	8,032
Abelardo E. Bru	0	4,782	0
Pastora San Juan Cafferty	0	3,743	8,337
Robert W. Decherd	3,000	11,506	8,236
Mae C. Jemison	0	9,644	5,084
James M. Jenness	0	1,754	0
Ian C. Read	0	715	0
Linda Johnson Rice	3,000	10,262	7,626
Marc J. Shapiro	0	10,588	17,924
G. Craig Sullivan	0	6,240	0

(5)	Interest that is considered by the SEC to be above market or preferential and that is paid on cash dividends on restricted stock held in interest-bearing accounts maintained by the Corporation. The interest rate on these accounts was six percent in 2007. See footnote (7) below for information regarding these dividends.

(6)	All Other Compensation consists of the following:

				Matching
	Travel to		Tax	Gifts
	Board	Retirement	Gross-ups	Program
Name	Events($)(a)	Gifts($)(b)	($)(c)	($)(d)	Total($)

John R. Alm	22,716	0	16,825	0	39,541
Dennis R. Beresford	0	0	0	0	0
John F. Bergstrom	5,475	0	10,045	10,000	25,520
Abelardo E. Bru	17,047	0	13,371	3,000	33,418
Pastora San Juan Cafferty	29,315	3,688	2,268	18,655	53,926
Robert W. Decherd	21,735	0	15,222	10,000	46,957
Claudio X. Gonzalez	48,031	5,529	0	0	53,560
Mae C. Jemison	17,190	0	14,655	0	31,845
James M. Jenness	7,656	0	10,947	0	18,603
Ian C. Read	0	0	0	0	0
Linda Johnson Rice	0	0	0	0	0
Marc J. Shapiro	14,726	0	11,806	0	26,532
G. Craig Sullivan	14,635	0	12,608	10,000	37,243

(a)	Incremental travel and related costs, including for a spouse or guest who accompanied the director, in connection with Board meetings and customer site visits in Turkey and Russia in 2007. These meetings and visits continued a long-standing practice of the Board to periodically visit our important international markets and to be accompanied by spouses/guests on these visits.

(b)	The value of retirement gifts to Mrs. Cafferty and Mr. Gonzalez in recognition of their more than thirty years of dedicated service to the Board. In addition, continuing the Corporation’s tradition of making a charitable contribution in honor of a retiring director, the Corporation made charitable contributions of $100,000 in honor of Mrs. Cafferty and $100,000 in honor of Mr. Gonzalez. These contributions were made directly by the Corporation to charitable organizations selected by the Corporation and were not made in the name, or at the direction, of either Mrs. Cafferty or Mr. Gonzalez. Neither Mrs. Cafferty nor Mr. Gonzalez received any personal benefit from these contributions and, accordingly, the amount of the contributions has been excluded from the Director Compensation table.

(c)	Amounts reflect tax reimbursement and related gross-up with respect to (i) spouse/guest travel for the Board meetings and customer site visits in Turkey and Russia described above; and (ii) tour of historical sites in Turkey for Mr. Bru and his spouse, Mrs. Cafferty, Mr. Gonzalez and his spouse, Dr. Jemison and her guest, and Mr. Jenness and his spouse.

(d)	Amounts represent charitable matching gifts paid under the Kimberly-Clark Foundation’s Matching Gifts Program to a charity designated by the director. Under this program, the Kimberly-Clark Foundation matches employees’ and directors’ financial contributions to qualified educational and charitable organizations in the United States on a dollar-for-dollar basis, up to $10,000 per person per calendar year. Amounts paid in 2007 in connection with matching gifts for Mrs. Cafferty reflect donations made in 2006 and 2007.

(7)	During 2007, Outside Directors received credit for cash dividends on restricted stock held by them. These dividends are credited to interest bearing accounts maintained by us on behalf of those Outside Directors with restricted stock. Also in 2007, Outside Directors received additional restricted share units with a value equal to the dividends paid during the year on our common stock on the restricted share units held by them. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by Outside Directors are not included in the Outside Director Compensation table. The dividends credited on restricted stock and additional restricted share units credited in 2007 were as follows:

		Number of
		Restricted	Grant Date
	Dividends	Share Units	Fair Value of
	Credited on	Credited for	Restricted Share
Name	Restricted Stock($)	Dividends in 2007(#)	Units Credited($)

John R. Alm	0	101.59	7,015
Dennis R. Beresford	0	297.71	20,542
John F. Bergstrom	6,240	271.87	18,759
Abelardo E. Bru	0	127.95	8,833
Pastora San Juan Cafferty	3,060	192.14	13,236
Robert W. Decherd	6,240	323.85	22,346
Mae C. Jemison	0	271.87	18,759
James M. Jenness	0	39.73	2,748
Ian C. Read	0	5.32	376
Linda Johnson Rice	6,240	288.06	19,877
Marc J. Shapiro	0	297.71	20,542
G. Craig Sullivan	0	171.12	11,810

(8)	Mrs. Cafferty received fees for two quarters in 2007 for her service as a director prior to her retirement. During 2007, Mrs. Cafferty also received an additional 802.53 phantom stock credits pursuant to our Outside Directors Deferred Compensation Plan. These additional credits, with a value of $55,349, represent the dividends that would have been paid as if the deferred compensation account were invested in the Corporation’s common stock. Mrs. Cafferty’s credits were accrued at her election in lieu of cash director fees, and converted into phantom stock credits based on the number of shares of our common stock which would have been purchased with the cash fees on the date of payment. As of December 31, 2007, Mrs. Cafferty had an aggregate of 27,111.62 phantom stock credits. In accordance with our Outside Directors Deferred Compensation Plan, following her retirement from the Board, Mrs. Cafferty elected to receive a lump sum cash payment for her accrued stock credits.

(9)	Mr. Gonzalez did not participate in our Outside Director Compensation Plan and, accordingly, did not receive fees or stock awards for his services as a director.

Other than the cash retainer, grants of restricted share units and the other compensation described above, no Outside Director received any compensation or perquisites from us for services as a director in 2007.

A director who is not an Outside Director does not receive any compensation for services as a member of the Board or any committee, but is reimbursed for expenses incurred as a result of the services.

The Board of Directors unanimously recommends a vote FOR the election of the five nominees for director.

PROPOSAL 2.  RATIFICATION OF AUDITORS

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the independent registered public accounting firm to audit the financial statements of the Corporation for 2008, subject to ratification by the stockholders. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the selection of other independent auditors will be considered by the Audit Committee. Deloitte & Touche LLP have been our independent auditors since 1928.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Firm Fees

The aggregate fees (excluding value added taxes) billed to the Corporation and its subsidiaries for the fiscal years ended December 31, 2007 and 2006 by the Corporation’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte”), were:

	2007	2006

Audit Fees(1)	$10,947,000	$9,328,000
Audit-Related Fees(2)	790,000	945,000
Tax Fees(3)	1,468,000	1,922,000
All Other Fees	0	0

(1)	Includes fees for statutory audits, comfort letters, attest services, consents, assistance with and review of SEC filings and other related matters. These fees include an audit of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. The increase in 2007 fees was primarily attributed to general cost increases, and incremental work associated with various financing projects, our Global Business Plan and the adoption of new accounting standards. Currency rates accounted for approximately $310,000 of the increase in Audit Fees in 2007, as the dollar weakened against most foreign currencies.

(2)	2007 and 2006 fees include work with respect to employee benefit plans and other matters. The decrease in 2007 fees was attributed to the transition to another CPA firm to audit the Housing Horizons subsidiaries.

(3)	Tax fees consist of services related to tax compliance, tax audit assistance, and consultation and advice on business tax matters. The decrease in 2007 fees is attributed to the significant amount of activity in 2006 with respect to tax planning initiatives.

Audit Committee Approval of Audit and Non-Audit Services

All audit and non-audit services provided by Deloitte to the Corporation require pre-approval by the Audit Committee. The Audit Committee utilizes the following procedures in pre-approving all audit and non-audit services provided by Deloitte. At or before the first meeting of the Audit Committee each year, our Vice President and Controller prepares a detailed memorandum outlining the audit services to be provided by Deloitte together with the related fees. In addition, our business and staff units prepare individual requests for non-audit services to be provided by Deloitte during the year. These requests describe the services to be provided, the estimated cost of these services, why the requested service is not inconsistent with the independence rules of the SEC, and why it is appropriate to have Deloitte provide such services. Our Vice President and Controller reviews and summarizes the individual non-audit service requests and fees (separately describing audit-related services, tax services and other services) to be provided by Deloitte. Before each subsequent meeting of the Committee, our Vice President and Controller prepares an additional memorandum that includes updated information regarding approved services and highlights any new audit and non-audit services to be provided by Deloitte. All new non-audit services to be provided are described in individual requests for services. The Audit Committee reviews these memoranda and the individual requests for non-audit services and approves the services described therein if such services are acceptable to the Committee.

To ensure prompt handling of unexpected matters, the Committee delegates to the Chairman of the Audit Committee the authority to amend or modify the list of audit and non-audit services and fees, as long as the additional or amended services do not affect Deloitte’s independence under applicable SEC rules. The Chairman reports action taken to the Audit Committee at its next Committee meeting.

All Deloitte services and fees in 2007 were pre-approved by the Audit Committee.

The Board of Directors unanimously recommends a vote FOR ratification of this selection.

Audit Committee Report

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Corporation.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm (the “auditors”) a formal written statement describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as adopted by the Public Company Accounting Oversight Board (PCAOB), discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors, and the auditors the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, and budget and staffing. The Audit Committee reviewed with both the auditors and the internal auditors their audit plans, audit scope and identification of audit risks.

The Audit Committee discussed and reviewed with the auditors all communications required by the auditing standards of the PCAOB, including those required by PCAOB AU 380, “Communications with Audit Committees,” and, with and without management present, discussed and reviewed the results of the auditors’ examination of the financial statements and the Corporation’s internal control over financial reporting. The Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed the audited financial statements of the Corporation as of and for the fiscal year ended December 31, 2007, with management and the auditors. The Audit Committee also reviewed management’s assessment of the effectiveness of internal controls as of December 31, 2007 and discussed the auditor’s examination of the effectiveness of the Corporation’s internal control over financial reporting. Management has the responsibility for preparing the Corporation’s financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) and for establishing and maintaining the Corporation’s internal control over financial reporting. The auditors have the responsibility for performing an independent audit of the Corporation’s financial statements and internal control over financial reporting, and expressing opinions on the conformity of the Corporation’s financial statements with GAAP and the effectiveness of internal control over financial reporting.

Based on the above-mentioned review and discussions with management and the auditors, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission. The Audit Committee also has selected and recommended to stockholders for ratification the reappointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2008.

AUDIT COMMITTEE OF THE
BOARD OF DIRECTORS

Dennis R. Beresford, Chairman
John R. Alm
John F. Bergstrom
Mae C. Jemison, M.D.
Ian C. Read

PROPOSAL 3.  APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO ELIMINATE SUPERMAJORITY VOTING PROVISIONS

The Board of Directors is proposing, for approval by our stockholders, an Amended and Restated Certificate of Incorporation (the “Proposed Certificate”) that incorporates proposed amendments to provisions of our existing Amended and Restated Certificate of Incorporation (the “Existing Certificate”). A stockholder proposal to eliminate provisions in the Existing Certificate that require more than a simple majority vote for certain actions was included in the 2007 Proxy Statement and received favorable votes from a majority of the shares of our common stock outstanding and entitled to vote. The Nominating and Corporate Governance Committee of the Board of Directors and the full Board have carefully considered the advantages and disadvantages of eliminating the supermajority voting provisions and, in light of the vote of stockholders at last year’s Annual Meeting, have determined that it is appropriate to propose the corresponding amendments to the Existing Certificate described below.

The Board has unanimously adopted a resolution approving, subject to stockholder approval, and declaring the advisability of, an amendment to the Existing Certificate to eliminate the supermajority voting provisions in the Existing Certificate, as follows:

•	Approval of Corporate Transactions; Article VI, Section (1) — This section of the Existing Certificate currently calls for a vote of at least 66 2/3 percent of the outstanding shares of capital stock of the Corporation for the approval of (a) the dissolution of the Corporation, (b) the sale, lease or exchange of all or substantially all of the assets of the Corporation, and (c) the adoption of an agreement of merger or consolidation. These supermajority voting provisions would be eliminated upon the approval of the Proposed Certificate.

•	Removal of Directors; Article VIII, Section (6) — Upon the approval of the Proposed Certificate, the vote required to remove a director from office prior to the expiration of his or her term would be changed from 66 2/3 percent of the voting power of the outstanding shares of capital stock of the Corporation to a majority of the voting power of the outstanding shares of capital stock.

•	Business Combinations; Article X — This article of the Existing Certificate currently requires approval of 80 percent of the voting power of the outstanding shares of capital stock of the Corporation for business combinations that are either not approved by continuing directors or the price is not “fair.” The entire Article X would be eliminated upon the approval of the Proposed Certificate.

•	Amendments to the Certificate; Article XI — Without the approval of at least 75 percent of the Corporation’s directors, a vote by stockholders representing at least 80 percent of the voting power of all shares of capital stock is currently required to amend the following provisions of the Existing Certificate: (a) the right of the Board to issue preferred stock; (b) stockholder action may not be taken by written consent; and (c) special meetings of stockholders may be called only by the Board, the Chairman or the Chief Executive Officer. These supermajority voting provisions would be eliminated upon the approval of the Proposed Certificate.

The full text of the Proposed Certificate is attached as Appendix A to this proxy statement, with additions indicated by underlining and deletions indicated by strikeout. All the proposed amendments are included in the Proposed Certificate. The Corporation’s By-Laws do not contain any supermajority voting provisions.

To be approved, the proposed amendments require an affirmative vote by the holders of a majority of our common stock outstanding and entitled to vote on the amendments. If approved, these amendments will become effective upon the filing of the Proposed Certificate with the Secretary of State of the State of Delaware, which we would do promptly after the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR approval of this proposal.

PROPOSAL 4.  STOCKHOLDER PROPOSAL REGARDING QUALIFICATIONS
FOR DIRECTOR NOMINEES

Dr. Sydney K. Kay, 5718 Harvest Hill Road, Dallas, Texas 75230-1253, owning 106.25 shares of our common stock, has given notice that he intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the SEC, we have set forth Dr. Kay’s proposal below:

QUALIFICATIONS FOR DIRECTOR NOMINEES

WHEREAS Most Director nominees come from businesses totally unrelated to the corporation to which they have been nominated.

WHEREAS It is known, throughout the financial industry, that Chairmen and CEOs have the power to appoint their own Boards of Directors. John Kenneth Galbraith, the renown economist, said it bluntly: “Senior Executives in the great corporations of this country set their own salaries.....and stock option deals...subject to the approval of the Board of Directors that they have appointed. Not surprisingly, the Directors go along.” (The Dallas Morning News, 1-16-2000, p. 1/10E);

WHEREAS Most corporate Boards in the United States consist of present or past Chairmen and/or CEOs and Presidents of other corporations who, back home, have or had the power to nominate their own Boards of Directors;

WHEREAS Directors, nominated in such a fashion, have been called “Puppets.” by the author of this Proposal; “Flunkies” by David Broder of The Washington Post, and “Rubber-Stampers” by Steve Hamm of Business Week;

WHEREAS Paul Volcker, former Chairman of the Federal Reserve Board, said, “Stock options have been the principal source of egregious excesses in executive compensation over the past decade without exception.” (Nightly Business Report, PBS, 9-17-2002)

WHEREAS Arthur Levitt, past Chairman of the Securities and Exchange Commission, said, “I spoke time and time again of the failure of the Board of Directors to do anything but act like absolute lambs in the face of their management companies.” (Wall Street Week with Fortune, 11-8-2003, PBS-TV)

WHEREAS Sir J. E.E. Dalberg said, “Power tends to corrupt and absolute power corrupts absolutely”;

WHEREAS ALL the non-employee Directors, COMBINED, often do not own enough shares in the corporations to which they have been nominated to have genuine feelings of fiduciary responsibility to its shareholders. Their allegiance tends to be directed to the Chairmen or CEOs who appointed them, as revealed in the enormously distorted Compensation Packages awarded to these Principal Executives that are often totally unrelated to corporate Performance as measured by the “Net Income” reported to the SEC and recorded in the Annual Report.

WHEREAS Salaried employees shall NOT qualify as Director Nominees: Their presence on the Board corrupts and destroys its function as a truly and totally independent executive governance body.

WHEREAS To have a truly and totally independent executive governance Board of Directors the nominees must come from sources over which Chairmen, Presidents, CEOs, and the other Principal Corporative Executives have no input or control whatsoever;

THEREFORE, IT is RECOMMENDED that, to return ethics to the selection process, beginning with the 2009 Annual Meeting of the shareholders, to qualify for nomination to the Board of Directors ALL nominees shall be:

1. Individual Investors who shall, for at least the past three (3) years, have been and currently are, the sole owner of at least three million dollars ($3,000,000) of the corporation’s shares, and/or:

2. Individuals representing Mutual, Pension, State Treasuries of Teacher, Labor or Employee Funds, Foundations or Brokerages holding at least five million (5,000,000) voting shares in the corporation to which they stand for nomination.

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

The Board believes that maintaining a board that consists of well-qualified directors, a majority of whom are independent, is an important part of good corporate governance practices. As discussed under “Part Two — Corporate Governance Information — Director Nominee Criteria and Process,” the Nominating and Corporate Governance Committee has identified specific criteria, attributes and experience levels for director nominees and has established a formal annual review process to evaluate directors prior to recommending a slate of directors to the Board for nomination. The Committee and the Board also use a formal search process to identify qualified candidates for director positions. The Board believes these processes sufficiently address the concerns raised in this proposal.

Furthermore, a significant portion of director compensation is in the form of restricted share units. These restricted share units, which directors cannot transfer until they no longer serve on the Board, further align directors’ interests with those of stockholders, and address the proposal’s concerns.

In addition, the Board’s strong emphasis on independence is evidenced by the Lead Director position, which chairs executive session meetings of our non-management directors, as well as by the fact that all of the Corporation’s directors, other than the Chairman and Chief Executive Officer, are considered Independent Directors. The Board strongly disagrees with the proponent’s suggestion that a director can only be independent if he or she satisfies the very high stock ownership requirements of the proposal. Owning $3 million in stock of the Corporation does not in itself make a candidate qualified to serve as director.

If the proposal were implemented, it would set exorbitantly high stock ownership requirements, limiting the Corporation’s ability to identify highly-qualified, independent candidates for Board membership. The Board does not believe it would be in the best interest of the Corporation to limit the pool of director candidates to those wealthy enough to hold a $3 million investment in the Corporation. Rather, the Board believes that a diverse pool of director candidates serves the best interest of the Corporation. This proposal would severely limit the number of candidates, and the Corporation would be unable to capitalize on the qualifications, insights and experiences of many otherwise highly-qualified candidates.

As a result, the Board believes that its current processes to identify and evaluate nominees, as well as its emphasis on independence, align the directors’ interests with those of its stockholders, while providing the Board with the flexibility to identify highly-qualified and diverse candidates.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PROPOSAL 5.  STOCKHOLDER PROPOSAL REGARDING ADOPTION OF GLOBAL
HUMAN RIGHTS STANDARDS BASED ON INTERNATIONAL LABOR CONVENTIONS

The Comptroller of New York City, as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, and the New York City Fire Department Pension Fund, and custodian of the New York City Board of Education Retirement System, 1 Centre Street, New York, New York 10007-2341 (the “Funds”), owning an aggregate amount of 1,327,957 shares of our common stock, has given notice that he intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the SEC, we have set forth the Funds’ proposal below:

KIMBERLY-CLARK CORPORATION
GLOBAL HUMAN RIGHTS STANDARDS

Submitted by William C. Thompson, Jr., Comptroller, City of New York,
on behalf of the Boards of Trustees of the New York City Pension Funds

Whereas, Kimberly-Clark Corporation currently has overseas operations, and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations have led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1.	All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2.	Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9)

3.	There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111;UN Norms, section B2).

4.	Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms, section D5).

5. There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company commit itself to the implementation of a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

Although the Board agrees with the principles expressed by the proponent relative to human rights in employment, the Board does not believe that adoption of this proposal is in the best interests of the Corporation and our stockholders.

The Corporation has received a similar proposal for the past three years, which has received support from less than 10 percent of the votes cast each year.

Kimberly-Clark has a long-standing and well-recognized record of support for the rights of our employees, with emphasis placed on the importance of their health and safety. The Corporation unequivocally prohibits discrimination on the basis of race, color, sex, sexual orientation, age, religion, national origin, disability and other categories. We are committed to conducting business according to the highest ethical standards and in full compliance with applicable laws in every country in which we operate. We hold managers from all of our businesses worldwide responsible for overseeing the proper implementation of these policies and for being knowledgeable about all laws and regulations related to employees’ human rights. Suppliers, vendors and contractors of the Corporation are expected to meet similar standards.

Our Code of Conduct, as described in “Part Two — Corporate Governance Information — Other Corporate Governance Matters — Code of Conduct,” provides a uniform set of workplace standards and principles that apply to the worldwide operations of the Corporation and its subsidiaries. We also have a Code of Conduct hotline for employees to report violations anonymously, and we thoroughly investigate alleged violations.

All Kimberly-Clark manufacturing facilities uphold established principles and unifying practices that guide our operations. We also hold these facilities accountable for applying the same standards of safety, human resources, quality, ethics, cost, asset management and customer service. In facilities where union representation exists, we work to build partnerships that meet our collective needs.

The Corporation’s policies and procedures have consistently reflected our position on human rights in the workplace. Our purchase order terms and conditions require our suppliers to warrant that all services have been performed and that all goods shipped to the Corporation have been produced in compliance with all applicable laws, standards or codes. We will not knowingly conduct business with vendors that employ child, prison, indentured or bonded labor, or use corporal punishment or other forms of mental or physical coercion as a form of discipline in their operations.

The Board believes that the Corporation’s Code of Conduct and our business practices address the substantive areas covered by the proposal, and that our existing monitoring processes effectively ensure compliance with the business principles and human rights standards advocated by the proponent. In addition, the Corporation’s compliance with applicable laws is periodically reviewed by federal, state and local government agencies that are empowered to perform reviews. The Board believes that third party monitoring of the Corporation and our suppliers would require expenditure beyond any benefit which reasonably could be expected, and is not in the best interests of our stockholders.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PROPOSAL 6.  STOCKHOLDER PROPOSAL REGARDING
SPECIAL SHAREHOLDER MEETINGS

Mr. Chris Rossi, P.O. Box 249, Boonville, California 95415-0249, owning 3,120 shares of our common stock, has given notice that he or his designee intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the SEC, we have set forth Mr. Rossi’s proposal below:

6 — Special Shareholder Meetings

RESOLVED, Shareholders ask our board to amend our bylaws and any other appropriate governing documents to give holders of 10% to 25% of our outstanding common stock the power to call a special shareholder meeting, in compliance with applicable law. This proposal favors 10% from the above range.

Special meetings allow investors to vote on important matters, such as a takeover offer, that can arise between annual meetings. If shareholders cannot call special meetings, management may become insulated and investor returns may suffer.

Shareholders should have the ability to call a special meeting when they think a matter is sufficiently important to merit expeditious consideration. Shareholder control over timing is especially important in the context of a major acquisition or restructuring, when events unfold quickly and issues may become moot by the next annual meeting.

Fidelity and Vanguard are among the mutual funds supporting a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds, including the New York City Employees Retirement System, also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into account when assigning company ratings.

Eighteen (18) proposals on this topic averaged 56%-support in 2007 — including 74%-support at Honeywell (HON) according to RiskMetrics (formerly Institutional Shareholder Services).

Please encourage our Board to adopt this higher standard:

Special Shareholder Meetings
Yes on 6

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

Under the Corporation’s Certificate of Incorporation, a special meeting of the stockholders may be called by a majority of the Board, the Chairman of the Board or the Chief Executive Officer. The Board believes that this provides the Corporation with the flexibility to convene special stockholder meetings under circumstances that the Board deems appropriate in the exercise of its fiduciary duties.

Under this proposal, holders of 10 to 25 percent of the Corporation’s common stock could call a special meeting. If implemented, this could provide a forum for self-interested parties holding a relatively small amount of shares to call meetings that would serve their narrow purposes rather than those of the Corporation and the majority of its stockholders.

The annual meeting of stockholders already provides ample opportunity to raise appropriate matters. Stockholders have frequently used the annual stockholder meetings to have their concerns communicated to all of the Corporation’s stockholders, including through proposals such as this proposal. For those extraordinary circumstances where a matter cannot wait until the next annual meeting, the Corporation’s By-Laws, consistent with Delaware law, permit a special meeting to be called as described above. The Board, rather than a group of minority stockholders, is best positioned to determine when it is in the best interest of the stockholders as a whole to incur the extraordinary financial and administrative expense of holding a special meeting.

The Board believes that the current process to allow stockholders to submit a proposal and bring a matter to an annual meeting for a vote is an effective means for stockholders to voice their concerns, as well as a more efficient use of the Corporation’s resources than is called for in the proposal.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PROPOSAL 7.  STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

Mr. Mark Filiberto, General Partner, The Great Neck Capital Appreciation LTD Partnership, 1981 Marcus Ave., Suite C114, Lake Success, New York 11042, owning an aggregate amount of 300 shares of our common stock, has given notice that he or his designee intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the SEC, we have set forth Mr. Filiberto’s proposal below:

7 — Cumulative Voting

RESOLVED:  Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Cumulative voting won impressive yes-votes of 54% at Aetna and 56% at Alaska Air in 2005. And then it received 55% at GM in 2006. The Council of Institutional Investors www.cii.org has recommended adoption of this proposal topic. CalPERS has also recommend a yes-vote for proposals on this topic.

Cumulative voting encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. Cumulative voting also allows a significant group of shareholders to elect a director of its choice — safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Most importantly cumulative voting encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation.

Please encourage our board to respond positively to this proposal:

Cumulative Voting
Yes on 7

Response of the Corporation to Stockholder Proposal

As with most other major corporations, directors at the Corporation are elected by giving stockholders one vote per share for each Board seat. The Board believes this method of voting promotes the election of a balanced and effective Board, in which each director represents the interests of all stockholders.

The Corporation has adopted a true majority vote standard in the election of directors in uncontested elections. A nominee in an uncontested election who does not receive a majority of votes cast will not be elected, and any incumbent director who is not re-elected must tender his or her resignation for consideration by the Board. Majority voting for directors in uncontested elections is broadly recognized as providing a voice for minority stockholders in the election of directors, while promoting the democratic election of directors for, and corresponding accountability to, all stockholders.

Majority voting for directors has received high stockholder support when presented in the form of a stockholder proposal. Many supporters of majority voting do not, however, support cumulative voting in combination with majority voting because of the risk that the combination could be destabilizing and imprudent.

Instead of the traditional “one-share, one-vote” approach currently used by the Corporation, cumulative voting allows stockholders to pool all of their votes and vote them in whatever proportions they choose among the director nominees. As a result, cumulative voting creates the possibility of allowing relatively small constituencies of stockholders to stack their votes in favor of “special interest” directors, granting these groups a voice in director elections that may be disproportionate to their economic investment in the Corporation.

For example, if cumulative voting were implemented, a dissident stockholder group owning approximately eight percent of the Corporation’s stock could launch a proxy contest to elect a nominee designated by this group. This group, with ownership levels of less than ten percent, could use cumulative voting to install its nominee on the Board, even if the nominee failed to receive a majority of the outstanding votes. This nominee would be elected in lieu of the candidate nominated by the Board in the exercise of its fiduciary duties to all of the stockholders.

Directors elected by these special interests may feel obligated to represent the groups’ narrow interests, rather than the interests of all stockholders. Ultimately, this support by directors of the special interests of the constituencies that elected them could create partisanship and divisiveness, and impair the Board’s ability to operate effectively as a governing body, to the detriment of all stockholders.

Furthermore, the Board believes cumulative voting may interfere with the continuing efforts of the Corporation’s Nominating and Corporate Governance Committee to develop and maintain a diverse Board comprised of individuals with the wide range of knowledge, experience and expertise necessary to best serve the Corporation.

In addition, the Board believes that cumulative voting is unnecessary because the Corporation has strong corporate governance provisions and practices in place that are responsive to stockholder concerns:

•	Adoption of a true majority voting standard for the election of directors in 2006, as described above.

•	Declassification of the Board in 2007.

•	All of the Board consists of Independent Directors, other than our Chairman and Chief Executive Officer.

•	The Nominating and Corporate Governance Committee, the Audit Committee and the Management Development and Compensation Committee consist solely of Independent Directors.

•	Confidential voting.

•	The right of stockholders to recommend nominees for consideration by the Nominating and Corporate Governance Committee for election to the Board.

For these reasons, the Board believes that cumulative voting is not in the best interests of the Corporation or its stockholders.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PROPOSAL 8.  STOCKHOLDER PROPOSAL REGARDING AMENDMENT OF BYLAWS TO
ESTABLISH A BOARD COMMITTEE ON SUSTAINABILITY

Mr. Paul Haible, 546 30th Street, San Francisco, California 94131, owning 200 shares of our common stock, has given notice that he or his designee intends to present for action at the Annual Meeting the resolution set forth below. The Board of Directors opposes this stockholder proposal for the reasons set forth below the proposal.

Proxies solicited by management will be voted against the stockholder proposal below unless stockholders specify a contrary choice in their proxies.

Stockholder Proposal

In accordance with applicable rules of the SEC, we have set forth Mr. Haible’s proposal below.

Stockholder Proposal to Amend Corporate Bylaws Establishing a Board Committee on
Sustainability

RESOLVED:  To amend the Bylaws, by inserting the following new section after section 55 of the bylaws.

 56. Board Committee on Sustainability

A) There is established a Board Committee on Sustainability. The committee is authorized to address corporate policies, above and beyond matters of legal compliance, in order to ensure our corporation’s sustained viability. The committee shall strive to enhance shareholder value by responding to changing conditions, knowledge, and associated risks of the natural environment, including but not limited to: natural resource limitations, energy use, water scarcity and quality, waste disposal, toxic and hazardous substance proliferation, and climate change.

B) The Board of Directors is authorized in its discretion, consistent with these Bylaws and applicable law to: (1) select the members of the Board Committee on Sustainability, (2) provide said committee with funds for operating expenses, (3) adopt a charter, regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and to issue periodic reports to shareholders and the public, at reasonable expense and excluding confidential information, on the Committee’s activities, findings and recommendations, and (5) adopt any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

C) Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Sustainability shall not incur any costs to the company except as authorized by the Board of Directors.

 Supporting Statement

Kimberly-Clark has avoided setting numerical goals or benchmarks for the use of recycled content for its North American consumer product lines, which in the opinion of the proponents makes our company vulnerable to boycotts and to competitors who have integrated higher percentages of quality recycled fiber into their products.

The Ontario Forest Management Plan for the Kenogami Forest (MU #350, 2000-2005 and 2005-2010) establishes that pulp milling is impacting intact and endangered forest, including critical habitat for woodland caribou in Canada’s Boreal Forest. Kimberly-Clark has been associated with the purchase of Kenogami Forest sourced pulp.

With company operations expanding globally and existing fiber supplies changing, proponents believe there is an increased likelihood that wood from forests associated with human rights abuses, land disputes, severe habitat destruction, and conflict with indigenous communities will enter the Kimberly-Clark supply stream.

Proponents believe the company’s current practices are unsustainable and therefore merit higher level consideration as would be encouraged by a Board-level committee. The committee would be authorized to initiate, review, and make policy recommendations regarding the company’s preparation to adapt to changes in marketplace and environmental conditions that may present risks and opportunities that affect the sustainability of our business. Issues related to sustainability might include, but are not limited to: vulnerability of natural resource supplies, global climate change contributing to political instability, human rights issues related to resource extraction, emerging concerns regarding toxicity of materials, and biodiversity loss.

Response of the Corporation to Stockholder Proposal

The Board of Directors unanimously recommends a vote AGAINST this proposal for the reasons set forth below.

Kimberly-Clark has a long history of responsible use of natural resources and is committed to the principles of sustainability. The Board does not believe, however, that establishing a dedicated Board committee is the most effective and efficient way to support these principles.

The entire Board is already actively involved in reviewing sustainability issues and monitors the Corporation’s activities in this area. The Board’s activities include reviewing fiber policy matters as well as providing oversight on sustainability issues as part of its ongoing review of the Corporation’s overall strategy. Because of the entire Board’s engagement in this process, the Board believes that the creation of a separate sustainability committee is not necessary or desirable and is not an efficient use of resources.

In addition, the Corporation has addressed many of the concerns underlying the proposal through the implementation of various sustainability practices and initiatives. We frequently review our sustainable forestry policies and practices to enhance our efforts to influence sustainable forestry practices on a global level. Our dedication to sustainable forestry is highlighted on our website, which includes important information regarding our practices in this area.

Our website also includes our annual sustainability report, which presents much the same information that the proponent suggests the new Board committee would provide. Topics discussed in our sustainability report include our fiber procurement practices, environmental stewardship and climate change.

We have also recently chartered an outside Sustainability Advisory Board, which we established to provide an independent perspective to aid us in addressing sustainability issues. The mission of the Sustainability Advisory Board is to provide advice to the Corporation regarding a range of sustainability initiatives, including the Corporation’s fiber policies and development of our sustainability programs. The Sustainability Advisory Board will also review our sustainability documentation such as our sustainability report. It is also expected to provide additional expertise related to current sustainability matters, such as developing and emerging markets, forestry, and social issues. Members of the Sustainability Advisory Board are selected based on their background and experience in the sustainability area.

The Corporation is also a member of the World Business Council for Sustainable Development. This membership broadens our perspective on the ways we can contribute to global sustainable development solutions.

In recognition of our efforts in sustainability, we have been named as the Personal Products Industry Sustainability Leader for the 2007/2008 Dow Jones Sustainability Index. This marks the third consecutive year in which we have received this recognition. The Corporation is the only personal products company in this index, and only about 10 percent of the 2,500 largest companies worldwide qualify for inclusion. In addition, we ranked 23rd on the “100 Best Corporate Citizens” list for 2007, which was published in the Corporate Responsibility Officer magazine, in recognition of our leadership role in corporate citizenship.

Because of the entire Board’s involvement in reviewing sustainability matters for the Corporation, as well as the Corporation’s ongoing efforts in this area, the Board believes that the creation of a separate Board committee, as suggested by the proponent, is not necessary or desirable for the Corporation to continue its commitment to sustainability principles and practices. Accordingly, the Board believes the proposal is not in the best interests of the Corporation or its stockholders.

The Board unanimously recommends that the stockholders vote AGAINST the adoption of this proposal.

PART FOUR
OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of December 31, 2007 regarding the number of shares of our common stock beneficially owned by each director and nominee, by each executive officer named in “Executive Compensation” (collectively, the “named executive officers”), and by all directors, nominees and executive officers as a group.

	Amount and Nature of
Name	Beneficial Ownership(1)(2)(3)(4)(5)

Robert E. Abernathy	642,410	(6)
John R. Alm	7,391	(7)
Dennis R. Beresford	17,171	(6)
John F. Bergstrom	33,676	(6)(8)
Robert W. Black	35,085	(6)
Abelardo E. Bru	4,782
Mark A. Buthman	350,631	(6)
Robert W. Decherd	48,992	(6)(9)
Thomas J. Falk	1,941,452	(6)(10)
Mae C. Jemison, M.D.	14,858	(6)
James M. Jenness	1,754
Steven R. Kalmanson	631,988	(6)(11)
Ian C. Read	1,415
Linda Johnson Rice	23,188	(6)(12)
Marc J. Shapiro	29,512	(6)
G. Craig Sullivan	8,240	(13)
All directors, nominees and executive officers as a group (19 persons)	4,209,115	(6)(14)

(1)	Except as otherwise noted, the directors, nominees and named executive officers, and the directors, nominees and executive officers as a group, have sole voting and investment power with respect to the shares listed.

(2)	Each director, nominee and named executive officer, and all directors, nominees and executive officers as a group own less than one percent of the outstanding shares of our common stock.

(3)	A portion of the shares owned by certain executive officers and directors may be held in margin accounts at brokerage firms. Under the terms of the margin account agreements, stocks and other assets held in the account may be pledged to secure margin obligations under the account. As of the date of this proxy statement, none of the executive officers and directors has any outstanding margin obligations under any of these accounts.

(4)	For each named executive officer, share amounts include the restricted share units and shares of restricted stock granted under the 2001 Equity Participation Plan as indicated below. Amounts representing performance-based restricted share units in the table below represent target levels for these awards. See “Part Four — Executive Compensation — Outstanding Equity Awards” for additional information regarding these grants.

	Time-Vested	Performance-Based
	Restricted Share	Restricted Share	Shares of
Name of Individual	Units(#)	Units(#)	Restricted Stock(#)

Robert E. Abernathy	35,833	29,633	7,000
Robert W. Black	13,876	10,313	0
Mark A. Buthman	31,637	26,270	10,000
Thomas J. Falk	148,538	121,871	0
Steven R. Kalmanson	36,121	29,387	7,000

(5)	For each director who is not an officer or employee of the Corporation or any of its subsidiaries or equity companies, share amounts include restricted share units and shares of restricted stock granted under our Outside Directors’ Compensation Plan. These awards are restricted and may not be transferred or sold until the Outside Director retires from or otherwise terminates service on the Board. See footnote (4) to the 2007 Outside Director Compensation table for the number of shares of restricted stock and restricted share units that the Outside Directors had outstanding as of December 31, 2007.

(6)	Includes shares of common stock held by the trustee of the Incentive Investment Plan for the benefit of, and which are attributable to the accounts in the plan of, the named executive officers. Also includes the following shares which could be acquired within 60 days of December 31, 2007 by:

Number of Shares That Could be Acquired
Name of Individual	Within 60 Days of December 31, 2007

Robert E. Abernathy	461,422
Dennis R. Beresford	5,084
John F. Bergstrom	8,032
Robert W. Black	10,896
Mark A. Buthman	249,702
Robert W. Decherd	8,236
Thomas J. Falk	1,419,517
Mae C. Jemison, M.D.	5,084
Steven R. Kalmanson	451,104
Linda Johnson Rice	7,626
Marc J. Shapiro	17,924

(7)	Includes 3,500 shares held by the trustee of the supplemental 401(k) plan maintained by Mr. Alm’s former employer.

(8)	Includes 5,000 shares held by Bergstrom Investments L.P., a partnership of which Mr. Bergstrom and his brother are general partners and their respective children are limited partners, and of which Mr. Bergstrom shares voting control.

(9)	Voting and investment power with respect to 25,000 of the shares is shared with Mr. Decherd’s wife.

(10)	Includes 39,207 shares held by TKM, Ltd. and 201,471 shares held by TKM II, Ltd. TKM, Ltd. is a family limited partnership which is owned by (i) an entity owned by Mr. Falk and his wife as general partner, (ii) Mr. Falk and his wife as limited partners, and (iii) two family trusts previously established for the benefit of Mr. Falk’s son as limited partners. TKM II, Ltd. is a family limited partnership which is owned by (i) an entity owned by Mr. Falk and his wife as general partner, and (ii) Mr. Falk and his wife as limited partners. Mr. Falk shares voting control over the shares held by TKM, Ltd. and TKM II, Ltd.

TKM, Ltd. also has the right to acquire 94,790 shares within 60 days of December 31, 2007. These 94,790 shares are included in the 1,419,517 shares listed for Mr. Falk in footnote (6) above.

(11)	Includes 8,800 shares held by Steven R. Kalmanson Retained Annuity Trust, for which Mr. Kalmanson serves as the grantor and trustee.

(12)	Includes 300 shares held by a trust for the benefit of Mrs. Johnson Rice’s daughter and for which Mrs. Johnson Rice serves as a co-trustee and shares voting and investment power.

(13)	Includes 2,000 shares held by a trust for the benefit of Mr. Sullivan’s children and for which Mr. Sullivan serves as the sole trustee.

(14)	Voting and investment power with respect to 365,768 of the shares is shared.

To further align management’s financial interests with those of the stockholders, the Corporation maintains stock ownership guidelines for key managers, including the named executive officers (see “Part Four — Executive Compensation — Compensation Discussion and Analysis — Additional Compensation Information — Target Stock Ownership Guidelines”).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis is intended to provide investors with an understanding of our compensation policies and decisions regarding our named executive officers for 2007. Our named executive officers are our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.

We will discuss and analyze the following topics in this Compensation Discussion and Analysis:

• Executive Compensation Objectives and Policies	35
• Elements of Our Executive Compensation Program	36
• Peer Groups for Executive Compensation Purposes	37
• Total Annual Compensation	38
• Process for Setting Total Annual Compensation	39
• Chief Executive Officer Total Annual Compensation	39
• Annual Cash Compensation	39
• Base Salary	39
• Annual Incentives	40
• Committee Assessment of 2007 Performance	42
• Payouts for 2007	43
• Long-Term Equity Incentive Compensation	43
• Restricted Share Unit Awards	43
• Stock Option Awards	44
• Retirement Benefits	44
• Other Compensation	45
• Post-Termination Benefits	45
• Executive Compensation for 2008	45
• Additional Compensation Information	46
• Use of Independent Compensation Consultant	46
• Role of the Chief Executive Officer in Compensation Decisions	46
• Timing of Long-Term Equity Grants	46
• Policy on Incentive Compensation Claw-back	47
• Target Stock Ownership Guidelines	47
• Tax Deduction for Executive Compensation	47

  Executive Compensation Objectives and Policies

Our Management Development and Compensation Committee (the “Committee”) is responsible for establishing and administering our policies governing the compensation of our elected officers, including our named executive officers. In accordance with its charter, the Committee has adopted executive compensation policies that are designed to achieve the following four objectives:

•	Retention. Attract and retain executives whose abilities are considered essential to our long-term success and competitiveness.

•	Pay-for-Performance. Support a performance-oriented environment that rewards achievement of our financial and non-financial goals and recognizes company performance compared to the performance of our peer groups.

•	Focus on Long-Term Success. Reward executives for long-term strategic management and enhancement of stockholder value.

•	Stockholder Alignment. Align the long-term financial interest of our executives with those of stockholders.

These compensation objectives and policies seek to align the compensation of our officers, including our named executive officers, with the objectives of our Global Business Plan. Our Global Business Plan, which was established by our senior management and the Board, is designed to make the Corporation a stronger and more competitive company.

  Elements of Our Executive Compensation Program

For 2007, the Committee authorized an executive compensation program to effect these objectives. The following table provides additional information regarding how the program is designed to achieve these objectives:

Element	Objectives Achieved	Purpose	Target Competitive Position

Base salary	• Retention • Pay-for-performance	Provide annual cash income based on: • level of responsibility, performance and experience • comparison to market pay information	• Compared to median of peer group • Actual salary will vary based on the individual’s performance and experience in the position

Annual cash incentive	• Pay-for-performance
Motivate and reward achievement of the following annual performance goals:
  •  corporate key financial goals
  •  other corporate financial and strategic performance goals
  •  performance of the business unit or function of the individual, as applicable
• Target compared to median of peer group • Actual payout will vary based on actual corporate and business unit performance

Long-term equity incentive	• Stockholder alignment • Focus on long-term success • Pay-for-performance • Retention
Provide an incentive to deliver stockholder value and to achieve our long-term objectives, through awards of:
  •  time-vested restricted share units
  •  performance-based restricted share units
  •  stock option grants

• Target compared to median of peer group
• Actual payout will vary based on actual stock performance
• Actual payout of performance-based restricted share units will also vary based on actual corporate performance

Retirement benefits	• Retention	Provide competitive retirement plan benefits through pension plans, 401(k) plan and other defined contribution plans	• Benefits comparable to those of peer group

Perquisites	• Retention	Encourage focus on business operations	• Subject to review and approval by the Committee on a case-by-case basis

Post-termination compensation (change in control, severance and retirement)	• Retention
Encourage attraction and retention of executives critical to our long-term success and competitiveness:
  •  Executive Severance Plan, which provides executives payments in the event of a qualified termination of employment following a change in control
  •  Severance pay plans, which provide eligible employees with payments and benefits in the event of certain involuntary terminations
  •  Amounts payable on retirement
• Subject to review and approval by the Committee on a case-by-case basis

When setting compensation for our executive officers, the Committee considers total annual compensation, which consists of the base salary, annual cash incentive, and long-term equity incentive compensation elements described above. While the Committee reviews each of these compensation elements, the Committee’s decisions regarding a particular element are not necessarily impacted by other elements, other than to the extent that they affect total annual compensation. See “Total Annual Compensation.”

  Peer Groups for Executive Compensation Purposes

To ensure that our compensation programs are reasonable and competitive in the marketplace, the Committee compared our programs to those at other companies. To facilitate this comparison, in 2007 the Committee used two peer groups, the Consumer Goods Peer Group and the General Industry Peer Group:

Consumer Goods Peer Group

• Anheuser-Busch
Companies, Inc.
• Avon Products, Inc.
• Bristol-Myers Squibb Company
• Campbell Soup Company
• The Clorox Company
• The Coca-Cola Company
• Colgate-Palmolive Company
• ConAgra Foods, Inc.
• Dannon • Diageo North America • General Mills, Inc. • The Hershey Company • H.J. Heinz Company • Johnson & Johnson • Kellogg Company • Kraft Foods, Inc. • Mars, Incorporated	• Nestlé USA • Newell Rubbermaid Inc. • Novartis AG • PepsiCo, Inc. • Pfizer Inc. • The Procter & Gamble Company • Sara Lee Corporation • Unilever United States

General Industry Peer Group

• 3M Company
• Aetna Inc.
• Alcoa Inc.
• Amerada Hess Corporation
• American Electric Power
• Anheuser-Busch
Companies, Inc.
• Avis Budget Group, Inc.
• CIGNA Corporation
• Colgate-Palmolive Company
• Deere & Company
• E. I. du Pont de Nemours and Company
• Eastman Kodak Company
• Eli Lilly and Company

• Emerson Electric Co.
• General Dynamics Corporation
• General Mills, Inc.
• The Goodyear Tire & Rubber Company
• Halliburton Company
• The Hartford Financial Services Group, Inc.
• Illinois Tool Works Inc.
• Ingram Micro Inc.
• Marriott International, Inc.
• Masco Corporation
• McDonald’s Corporation
• Medtronic, Inc.

• NIKE, Inc.
• Pulte Homes, Inc.
• Qwest Communications
• Raytheon Company
• Sara Lee Corporation
• Texas Instruments Incorporated
• Textron Inc.
• U.S. Bancorp
• Union Pacific Railroad Co.
• Visteon Corporation
• Washington Mutual, Inc.
• Wellpoint, Inc.
• Wyeth
• Xerox Corporation

The Consumer Goods Peer Group represents companies in our industry and with whom we compete, while the General Industry Peer Group consists of companies that are similar in size to us and against which we believe we compete for executive talent. We average the results of the two peer groups together for the purposes of establishing comparative data. Because we compete with a broad range of companies for executive talent, we believe that combining the groups provides a more complete view of other compensation programs.

The peer groups are developed without consideration of individual company compensation practices, and no company has been included or excluded from our peer groups because they are known to pay above-average or below-average compensation. We, the Committee and compensation consultants retained by us and the Committee also periodically review the peer groups, and the peer groups are revised as appropriate to ensure that they continue to represent similar global organizations with which we compete for executive talent in the marketplace. In 2007, we removed one company from the Consumer Goods Peer Group for which public data is no longer available, and we added eight companies to this peer group to reflect our increasing international focus as well as to ensure that the peer group is more reflective of our industry. Also in 2007, we removed seven companies from and added nine companies to the General Industry Peer Group. These changes were made to ensure that the companies in this peer group remain in a range that is comparable with our size.

The following table sets forth comparative data regarding the peer groups, at the time our 2007 compensation and performance objectives were determined:

Range of Individual
	Median Annual Revenue	Company Revenues

Consumer Goods Peer Group	$11.6 billion	$4.6 billion to $68.2 billion
General Industry Peer Group	$16.7 billion	$10.0 billion to $45.1 billion

Our net sales for 2006 were $16.7 billion.

Total Annual Compensation

In setting 2007 compensation for our executive officers, including our Chief Executive Officer, the Committee focused on total annual compensation, which consists of:

Relative Weight
	Chief	Other Named
Element	Executive Officer	Executive Officers

• Annual cash compensation (base salary and annual cash incentive)	26% of target total annual compensation	34% - 48% of target total annual compensation
• Long-term equity incentive compensation	74% of target total annual compensation	52% - 66% of target total annual compensation

The Committee considers annual cash and long-term equity incentive compensation separately and as a package to help ensure that our compensation objectives are met.

Consistent with its approach to total annual compensation, the Committee established 2007 total annual compensation targets for each of our named executive officers, as follows:

2007 Total Annual
Name	Compensation Target

Thomas J. Falk	$10,445,000
Mark A. Buthman	$2,680,000
Robert E. Abernathy	$2,890,000
Robert W. Black	$1,936,000
Steven R. Kalmanson	$2,961,000

These target amounts formed the basis for the Committee’s compensation decisions in 2007, and the Committee believes that the 2007 target amounts it established were appropriate and consistent with our compensation objectives.

The 2007 target amounts differ from the amounts set forth in the Summary Compensation Table because:

•	Base salaries are adjusted on April 1 of each year while the Summary Compensation Table includes salaries for the calendar year.

•	Annual incentive cash compensation is included at the target level, while the Summary Compensation Table reflects the actual amount earned in 2007.

•	Annual stock awards are valued at full grant date value instead of the amount required to be included in the Summary Compensation Table.

•	As described under “Long-Term Equity Incentive Compensation — Stock Option Awards,” for compensation purposes the Committee values stock options differently than the way they are required to be reflected in the Summary Compensation Table.

•	In setting total annual compensation targets, the Committee does not include increases in pension or deferred compensation earnings or other compensation, while those amounts are required to be included in the Summary Compensation Table.

Process for Setting Total Annual Compensation.  In setting the total annual compensation of our executive officers, the Committee evaluates both market data provided by the compensation consultants and information on the performance of each executive officer for prior years. In order to remain competitive in the marketplace for executive talent, the target levels for the executive officers’ compensation elements, including our Chief Executive Officer, are set at or near the median of the peer group comparisons described above. In order to reinforce a “pay-for-performance” culture, targets for individual executive officers may be set above or below the median depending on the individual’s performance in prior years and experience in the position, as well as any applicable retention concerns. The Committee believes that setting target levels at the median, permitting these adjustments to targets, and providing incentive compensation opportunities that will enable executives to earn above target compensation if they perform well, are consistent with the objectives of our compensation policies. In particular, the Committee believes that this approach enables us to attract and retain skilled and talented executives to guide and lead our businesses and supports a “pay-for-performance” culture.

In setting compensation for executive officers who join us from other companies, the Committee evaluates both market data for the position to be filled as well as the officer candidate’s compensation history at other companies. The Committee recognizes that, in order to be able to successfully recruit the candidates to leave their current position and to join us, the candidates’ compensation package will likely have to exceed their current compensation and may put an executive’s compensation above the median of the peer groups.

Chief Executive Officer Total Annual Compensation.  Mr. Falk’s total annual compensation is determined by the Committee in the same manner as the total annual compensation of the other named executive officers, based on the policies and process described above. Mr. Falk’s total annual compensation is at or near the median of total compensation for chief executive officers of companies included in the peer group comparisons with comparable levels of responsibilities.

The difference between Mr. Falk’s compensation and that of the other named executive officers reflects the significant difference in their relative responsibilities. Mr. Falk’s responsibilities for management and oversight of a global enterprise are significantly higher than those of the other executive officers. A contributing factor in the disparity of responsibilities is that the Corporation’s organizational structure does not include a Chief Operating Officer. As a result, the market pay level for Mr. Falk is substantially higher than the market pay for other officer positions.

Annual Cash Compensation

In order to attract and retain high caliber executives, we pay our executives an annual cash amount that is considered by the Committee to be competitive in the marketplace. The cash compensation is divided between base salary and an annual performance-based incentive payment.

Base Salary.  Salary ranges and individual salaries for executive officers are reviewed annually, and salary adjustments are generally effective on April 1 of each year. In determining individual salaries, the Committee considers the market levels of similar positions at our peer group companies, the individual executive’s performance and experience in the position, and our salary increase guidelines. These guidelines permitted annual salary increases from zero to ten percent, depending on the executive’s individual performance during the prior year against results-based objectives established at the beginning of each year, and the executive’s leadership performance as measured against the following six leadership attributes:

•	visionary

•	inspirational

•	innovative

•	decisive

•	collaborative

•	building talent

In addition, executives and other employees may receive an additional increase if warranted because of promotion, retention concerns, or market conditions. In general, an experienced executive who is performing at a satisfactory level will receive a base salary at or around the median of the peer companies. Executives may be paid above or below the median depending on their experience and performance. The base salaries paid to our named executive officers in 2007 can be found in the Summary Compensation Table.

Annual Incentives.  Consistent with our compensation objective to support a performance-oriented environment, our executive compensation program includes an annual cash incentive program to motivate and reward executives in achieving our annual financial performance objectives.

The target level for these annual payments is a percentage of the executive’s base salary and, subject to adjustments as described under “Total Annual Compensation,” that percentage is set at or near the median of the peer group comparison described above. The range of possible payouts is expressed as a percentage of the target level and was determined based on competitive factors and the goal of encouraging a performance-oriented environment. The target payment amounts and range of possible payouts for 2007 were as follows:

	Target Payment Amount	Possible Payout

Chief Executive Officer	120% of base salary	0% - 240% of target payment amount
Other Named Executive Officers	80% of base salary	0% - 240% of target payment amount

Under the program, a significant percentage of annual cash compensation is dependent on performance measured against corporate goals and business unit or function goals established by the Committee at the beginning of each year. These performance goals, which are communicated to our executives at the beginning of each year, are derived from the financial and strategic goals stated in our Global Business Plan. These performance goals and target levels represent an exercise of discretion by the Committee under this program to limit the amount of the incentive payments. Under the program, in the absence of this exercise of discretion, each of the executives would be entitled to an award equal to 0.3 percent of the Corporation’s adjusted earnings.

For 2007, the Committee established the following performance goals and relative weights for the named executive officers:

	Thomas J.	Mark A.	Robert E.	Robert W.	Steven R.
	Falk	Buthman	Abernathy	Black	Kalmanson

Corporate key financial goals	70%	49%	35%	49%	35%
Other corporate financial and strategic performance goals	30	21	15	21	15
Performance of business unit or function	—	30	50	30	50

Total	100%	100%	100%	100%	100%

The Committee has established these allocations to strike an appropriate balance between aligning the executives with our overall corporate objectives and with individual performance accountability for each executive’s area of responsibility. The Committee determines each year the appropriate split between corporate and business unit or function performance goals based on its assessment of the appropriate balance.

•	Corporate key financial goals

•	Adjusted EPS. Consists of diluted net income per share that is then adjusted to eliminate the effect of items or events that the Committee determines in its discretion should be excluded for compensation purposes. In 2007, the following adjustments were made to diluted net income per share to determine adjusted EPS.

Diluted Net Income Per Share	$4.09
Adjustments for:
Add — Charges for Strategic Cost Reduction Plan and related implementation costs	0.18
Subtract — Gain on settlement of litigation relating to prior year’s operations in Latin America	(0.02)
Subtract — Benefit from tax credits for synthetic fuel investments	(0.03)
Subtract — Benefit from Accelerated Share Repurchase	(0.03)

Adjusted EPS	$4.19

•	Net Sales. Net sales is a key indicator of our overall growth and creates an incentive to seek an increasing role in the markets in which we compete.

•	Adjusted ROIC. After adjusted EPS and net sales are determined as described above, a multiplier based on adjusted return on invested capital is applied to the result to determine the payout percentage. ROIC is a measure of the return we earn on the capital invested in our businesses. Adjusted ROIC measures our efficiency in allocating our capital and creates an incentive to maximize returns on our capital. For purposes of determining annual cash incentive amounts, we calculate adjusted ROIC using our reported financial results, adjusted for the same items described above in determining adjusted EPS, but we also exclude the impact of the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (“FIN 48”). The formula we use to calculate ROIC can be accessed under the Investors section of our website at www.kimberly-clark.com.

•	Other corporate financial and strategic performance goals. The Committee also established other corporate financial and non-financial strategic performance goals that are intended to challenge our executives and to incentivize them to stretch to exceed our long-term objectives. These goals, intended to further align compensation with achieving the goals of our Global Business Plan, included:

•	Net sales growth in our consumer products businesses.

•	Sales growth in certain products of our professional-workplace businesses.

•	Sales growth in certain products and categories of our healthcare businesses.

•	Net sales in certain new products.

•	Brand equity improvement in certain brands.

•	Successful implementation of competitive improvement initiatives.

•	Successful implementation of strategic cost reduction initiatives.

Actual performance in these areas is reviewed following the end of the year, and the Committee determines a payout percentage based on its assessment of the achievement of these goals.

•	Performance of business unit or function. Our Chief Executive Officer establishes individual business unit or function performance goals that are intended to challenge the executives to exceed the objectives for those business units or functions. Following the end of the year, the executives’ performance is analyzed to determine whether performance for the goals was above target, on target or below target. Following a recommendation from our Chief Executive Officer, the Committee then determines a payout percentage for the executive based on this performance assessment.

From 2003 through 2007, the average payout for corporate goals (the combination of corporate key financial goals and other corporate financial and strategic performance goals) has been 122 percent. During this period, we achieved performance in excess of the target level twice and below the target level three times, and did not achieve the maximum performance level in any of these years. From 2005 through 2007 (the period for which business unit or function performance has been included in the determination of annual incentive payments), total payout percentages (including business unit or function performance) for the current named executive officers ranged from 90 percent to 187 percent of the participant’s target award opportunity, with an average approximate payout percentage over the past three years of 120 percent of the target award opportunity. Generally, the Committee sets the minimum, target and maximum levels such that the relative difficulty of achieving the target level is consistent from year to year.

Committee Assessment of 2007 Performance.

•	Corporate key financial goals. In 2007, the key financial goals at the corporate level, the potential payouts for achieving these goals, and the actual 2007 results as determined by the Committee were as follows:

	Potential Payout as a Percentage of Target
	0%	100%	200%	Actual

Adjusted EPS	$3.90	$4.10	$4.25	$4.19
Net Sales (billions)	$17.10	$17.50	$18.10	$18.27

	0.8 x	1.0 x	1.2 x

Adjusted ROIC multiplier (basis point (bps) improvement)	0 bps	10 bps	50 bps	20 bps

Based on these results, the Committee determined that the payout percentage for achieving the key financial goals should be 189 percent.

•	Other corporate financial and strategic performance goals. The Committee also assessed performance against the other financial and strategic performance goals established at the beginning of 2007. Regarding these goals, the Committee determined that most were successfully achieved or exceeded, and that some progress was made on the other goals. On balance, the Committee determined that the payout percentage for achieving these other financial and strategic goals should be 125 percent.

•	Performance of business unit or function. Our Chief Executive Officer provides the Committee with an assessment of each individual business unit’s or function’s performance against the objectives for those business units or functions. Based on performance of the business unit or function, the Committee determined payout percentages for business unit or function performance that, for the named executive officers, ranged from 98 percent to 204 percent of target.

Payouts for 2007.  The following table summarizes the payout opportunities and shows the actual payout of annual incentive cash payments for 2007 for the named executive officers:

	Annual		Annual		2007 Annual
	Incentive Target		Incentive Maximum		Incentive Payout
	% of Base		% of		% of
	Salary	Amount($)	Target	Amount($)	Target	Amount($)

Thomas J. Falk	120%	1,470,000	240%	3,528,000	170%	2,498,992
Mark A. Buthman	80%	480,000	240%	1,152,000	153%	734,400
Robert E. Abernathy	80%	440,000	240%	1,056,000	187%	822,794
Robert W. Black	80%	416,000	240%	998,400	148%	616,715
Steven R. Kalmanson	80%	516,000	240%	1,238,400	150%	775,370

The incentive payments were paid to the executives in February 2008 and are included in the Summary Compensation Table.

Long-Term Equity Incentive Compensation

The Committee awards long-term equity incentive grants to executive officers as part of their overall compensation package. These awards are consistent with the Committee’s objectives of offering competitive compensation packages, supporting our performance-oriented environment, focusing on our long-term success and aligning our senior leaders with the financial interests of our stockholders. When determining the amount of long-term equity incentive plan awards to be granted to executives, the Committee considered the following factors, among others: the specific responsibilities and performance of the executive, our business performance, our stock price performance and other market factors. The 2007 long-term equity incentive awards were granted in April 2007 based on an assessment of those factors at that time. Because these awards are part of our annual compensation program that targets total annual compensation at or near the median of our peer group comparison, subject to adjustment as described under “Total Annual Compensation,” grants from prior years were not considered when setting 2007 targets or granting awards.

For 2007, the Committee set the long-term equity incentive compensation grant value for each executive based on the goal of first targeting total annual compensation at the median of the peer groups, subject to adjustment as described under “Total Annual Compensation,” and then adjusting that target to reflect the performance of the executive officer. This grant value was then divided into three grants of equal dollar value, described in more detail below, consisting of:

•	Time-vested restricted share units,

•	Performance-based restricted share units, and

•	Stock options.

Restricted Share Unit Awards.  In 2007, executives received awards of both time-vested and performance-based restricted share units with a value equal to one-third each of the target grant date value for long-term equity incentive compensation. For this purpose, time-vested and performance-based restricted share units are valued on the basis that one unit has the same value as one share of our common stock on the date of grant.

Time-vested restricted share units granted in 2007 vest in three annual installments of 33 percent, 33 percent and 34 percent, beginning on the third anniversary of the date of grant.

For the performance-based restricted share unit awards granted in 2007, the actual number of shares to be received by the executives will range from zero to 150 percent of the target levels established by the Committee for each executive, depending on the degree to which the performance objective is met. The performance objective for the 2007 awards is based on the average adjusted ROIC for the period January 1, 2007 through December 31, 2009, as follows:

	Potential Payout as a Percentage of Target
Goal	0%	50%	100%	150%

Adjusted ROIC	14.7%	15.2%	15.7%	16.2%

For the 2007 awards, adjusted ROIC is calculated in the same manner as described above for purposes of determining annual cash incentive amounts. This goal is based on an 80 basis point improvement over our 2006 adjusted ROIC, as well as the performance of our peers, and also furthers our Global Business Plan objective to improve adjusted ROIC 40 to 50 basis points per year during this period. Information regarding restricted share unit awards granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

Stock Option Awards.  In 2007, executive officers also received awards of stock options with a value equal to one-third of the target grant date value for long-term equity incentive compensation. For this purpose, stock options are valued on the basis that one option has the same value as 25% of one share of the Corporation’s common stock on the date of grant. The value we use for this purpose is higher than the value we use for financial statement purposes. The Committee believes that this value is an appropriate way to determine the number of options to be granted under the Corporation’s 2001 equity participation plan (the “2001 Plan”) because it provides more consistent application and is not subject to the volatility inherent in the Black-Scholes-Merton valuation method used for financial statement purposes. Information regarding stock options granted to our named executive officers can be found under “Summary Compensation Table,” “Grants of Plan-Based Awards” and “Discussion of Summary Compensation and Plan-Based Awards Tables.”

Retirement Benefits

In addition to cash and long-term equity incentive compensation, we also maintain a funded, tax-qualified, non-contributing defined benefit pension plan for employees that joined the Corporation before January 1, 1997, as well as a tax-qualified defined contribution plan (the Incentive Investment Plan), that cover certain employees, including our named executive officers. We also maintain supplemental pension plans that provide benefits to the participants in the pension plan as are necessary to fulfill the intent of our pension plan without regard to the limitations imposed by the Internal Revenue Code on qualified pension plans. For a more detailed explanation of our pension plans, and the present value of the accumulated benefits of our named executive officers, see “Pension Benefits.”

For employees who joined the Corporation on or after January 1, 1997, or for those employees who elected to opt out of continuing participation in our pension plans, we maintain an additional tax-qualified defined contribution plan (the Retirement Contribution Plan). In addition, we maintain a supplemental Retirement Contribution Program (the Retirement Contribution Excess Benefit Program), which is a nonqualified defined contribution plan that is intended to provide benefits to the extent necessary to fulfill the intent of the Retirement Contribution Plan without regard to the limitations imposed by the Internal Revenue Code. For a more detailed explanation of the Retirement Contribution Plan and supplemental Retirement Contribution Program, and the current balance of amounts contributed on behalf of our named executive officers who participate in these plans, see “Nonqualified Deferred Compensation.”

The Committee believes that the retirement benefit and contribution plans described above are important parts of our compensation program. These plans are consistent with those maintained by our peer companies and are therefore necessary in order to remain competitive with them for recruiting and retaining executive talent. Additionally, these plans help encourage retention of our senior executives because their retirement benefits under these plans increase for each year they remain employed by us.

Other Compensation

We provide our executive officers with the following perquisites: personal financial planning services provided by an independent firm, an executive health screening program where executives may receive comprehensive physical examinations from an independent health care provider and personal use of corporate aircraft. The personal financial planning program is designed to provide executives with access to knowledgeable resources that understand our compensation and benefit plans and can assist our executives in efficiently and effectively managing their financial and tax planning issues. Beginning in 2007, our Chief Executive Officer no longer receives personal financial planning services pursuant to our program. The executive health screening program provides executives with additional services that help maintain their overall health. We encourage our executives to take advantage of this service.

The Board of Directors has approved an executive security program for our Chief Executive Officer. Under this program, our Chief Executive Officer is required to use our corporate aircraft for all business and personal travel, and security services are provided for him at all times, including at his office, other company locations and his residences. Periodically, a security assessment is conducted by an independent security consultant, and the program is reviewed by the Board, to ensure that security measures provided by us are appropriate. The Board considers these security arrangements to be appropriate and reasonable in light of the security risks identified in the independent security assessment. The incremental cost to us of providing security services at Mr. Falk’s residences and his personal travel on our corporate aircraft, and the related tax reimbursements and gross-ups, are included in “All Other Compensation” in the Summary Compensation Table.

In general, these perquisites make up less than two percent of total compensation for the named executive officers.

Post-Termination Benefits

We maintain several severance plans for our executive officers, depending on the circumstances that resulted in their termination. Benefits under these plans are payable only if the executive’s employment terminates as specified in the applicable severance plan. These severance plans are described under “Potential Payments on Termination or Change in Control — Severance Benefits.” An executive officer may not receive severance under more than one severance plan.

We believe that our severance plans are consistent with those maintained by our peer companies and are therefore important for attracting and retaining executives who are critical to our long-term success and competitiveness. Two of our severance pay plans are specifically designed to provide an incentive for executive officers to stay with us during periods of uncertainty. One of those plans relates to the implementation of our Global Business Plan and the related Strategic Cost Reduction Plan, including the announced reduction in workforce. At the time this severance plan was established, there was uncertainty regarding which employees would be affected by the workforce reductions. The other plan relates to potential changes in control, and the resulting uncertainty of continued employment following any such change in control.

Executive Compensation for 2008

In February 2008, the Committee established objectives for 2008 annual cash incentives payable in 2009 to our executive officers. Depending on actual performance in 2008 against the financial and non-financial goals, 2008 incentive payments could range from zero to 240 percent of each executive officer’s target payment.

As discussed in “Annual Cash Compensation — Annual Incentives,” the Committee sets the appropriate split among corporate key financial goals, other corporate financial and strategic performance goals, and business unit or function objectives each year.

Incentive payments for 2008 will be based on the Committee’s judgment regarding our corporate and the executive officers’ performance in 2008 against those objectives. The key corporate financial goals for

2008 are aligned with our long-term Global Business Plan objectives and include growth in adjusted earnings per share, growth in net sales and improvement in adjusted ROIC.

The Committee also established other corporate financial and non-financial goals for 2008. These goals, intended to further align compensation with achieving our Global Business Plan, include:

•	Net sales growth in specific products and businesses.

•	Net sales growth in certain markets for specific product categories and businesses.

•	Implementation of certain competitive improvement initiatives.

•	Specified working capital improvement.

•	Drive margin-enhancing innovation.

•	Brand equity improvement in targeted brands.

In addition, goals have been established for each executive officer, other than our Chief Executive Officer, relating to his or her specific function or business unit.

Additional Compensation Information

Use of Independent Compensation Consultant.  As previously discussed, the Committee engaged The Delves Group as its independent consultant to assist it in determining the appropriate executive officer compensation in 2007 pursuant to our compensation policies described above. The Delves Group had no other business relationship with the Corporation and received no payments from us other than fees for services to the Committee. See “Part Two — Corporate Governance Information — Management Development and Compensation Committee” for information about the use of compensation consultants.

Role of the Chief Executive Officer in Compensation Decisions.  Our Chief Executive Officer makes a recommendation to the Committee each year on the appropriate target total annual compensation to be paid to our executive officers, excluding himself. The Committee makes the final determination of the target total annual compensation to be awarded to each executive officer, including our Chief Executive Officer, based on the Committee’s determination of how that compensation will aid in achieving the objectives of our compensation policies. While our Chief Executive Officer typically attends Committee meetings, none of the other executive officers is present during the portion of the Committee’s meetings when compensation for these executive officers is set. In addition, our Chief Executive Officer is not present during the portion of the Committee’s meetings when his compensation is set.

Timing of Long-Term Equity Grants.  Our policies and stock option plans require options to be granted at no less than the closing price of our common stock on the date of grant. The Committee’s practice is to award options at its April Committee meeting. Committee meeting dates are set by the Committee at least one year in advance. The April Committee meeting is typically one to four days after our first quarter earnings release. We do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information.

Since 2004, the Committee has awarded executive officers restricted share units at its April Committee meeting, the same time as has granted stock options as part of the annual long-term incentive compensation awards described above. Prior to 2004, restricted stock was awarded at various meetings of the Committee for retention purposes. Our executives are not permitted to choose the grant date for their individual restricted stock or restricted share unit awards.

The Committee administers our equity plans, which were approved by our stockholders in 1992 and 2001. Two categories of stock grants have been made under our equity plans: annual grants and recruiting or retention grants. Annual grants are made each year at a meeting of the Committee, as described above. Annual grants have accounted for more than 99.5 percent of all options granted under these plans since 1993. Our executives are not permitted to choose the grant date for their individual stock option grants.

Our Chief Executive Officer has limited authority to grant employee stock options, restricted stock and restricted share units in connection with recruiting and special employee recognition and retention matters. Any recruiting and retention grants may not exceed 200,000 stock options, restricted stock or restricted share units, in the aggregate, in any calendar year. These recruiting and retention grants are made on a pre-determined date following the release of our earnings during each quarter. Our Chief Executive Officer is not permitted to make any recruiting and retention grants to any of our executive officers.

Policy on Incentive Compensation Claw-back.  As described above, a significant percentage of our executive officer compensation is incentive-based. This is an important aspect of our “pay-for-performance” culture. The determination of the extent to which the incentive objectives are achieved is based in part on the Committee’s discretion and in part on our published financial results. The Committee has the right to reassess its determination of the performance awards if the financial statements on which it relied are restated. The Committee has the right to direct the Corporation to seek to recover from any executive officer any amounts determined to have been inappropriately received by the individual executive officer. In addition, the Sarbanes-Oxley Act of 2002 mandates that the chief executive officer and the chief financial officer reimburse us for any bonus or other incentive-based or equity-based compensation paid to them in a year following the issuance of financial statements that are later required to be restated as a result of misconduct.

Target Stock Ownership Guidelines.  We strongly believe that the financial interests of our executives should be aligned with those of our stockholders. Accordingly, the Committee has established stock ownership guidelines for our corporate officers, including the named executive officers.

All executive officers are expected to own our common stock in an amount equivalent to three times their annual base salary. The Chief Executive Officer is expected to own an amount of our common stock which is six times his annual base salary. Failure to attain targeted stock ownership levels within five years can result in a reduction in future long-term incentive awards granted to the executive. These stock ownership levels specified by guidelines have been met or exceeded by each of the named executive officers, other than Mr. Black, who joined the Corporation in 2006.

In determining whether our stock ownership guidelines have been met, restricted stock and time-vested restricted share units are considered as being owned and performance-based restricted share units are excluded until they vest.

In 2007, the Committee reviewed our stock ownership guidelines, including an evaluation of the program’s objectives and a competitive practice analysis. Based on the review, the ownership requirement for employees at and below the vice president level was modified. No changes were made to the ownership levels for executive officers, including the named executive officers. The time to reach compliance with the guidelines was increased from three years to five years.

We have a policy that mandates that all executive officers must review transactions involving our common stock or other securities related to our common stock with our legal department prior to entering into the transactions.

Although we do not have a formal policy prohibiting transactions that hedge an executive officer’s economic risk of owning shares of our common stock, an executive officer must obtain prior clearance from our legal department prior to engaging in any hedging transaction in order to ensure compliance with applicable laws. Any shares that an employee may own subject to a market put or call option are excluded for purposes of determining compliance with our stock ownership guidelines. None of our executive officers engaged in any hedging transactions in 2007.

Tax Deduction for Executive Compensation.  The United States income tax laws generally limit the deductibility of compensation paid to each named executive officer to $1,000,000 per annum. An exception to this general rule exists for performance-based compensation that meets certain Internal Revenue Service requirements. The annual incentive payments and option grants to executive officers are designed to meet these requirements for deductibility. The other long-term incentive awards described above may be subject to the $1,000,000 deductibility limit.

Although deductibility of compensation is preferred, tax deductibility is not a primary objective of our compensation programs. In our view and the view of the Committee, meeting the compensation objectives set forth above is more important than the benefit of being able to deduct the compensation for tax purposes.

Management Development and Compensation Committee Report

In accordance with its written charter adopted by the Board, the Management Development and Compensation Committee has oversight of compensation policies designed to align compensation with our overall business strategy, values and management initiatives. In discharging its oversight responsibility, the Committee has retained an independent compensation consultant to advise the Committee regarding market and general compensation trends.

The Committee has reviewed and discussed the Compensation Discussion and Analysis with our management, which has the responsibility for preparing the Compensation Discussion and Analysis. Based upon this review and discussion, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2007.

MANAGEMENT DEVELOPMENT AND
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Marc J. Shapiro, Chairman
Abelardo E. Bru
James M. Jenness
G. Craig Sullivan

Summary Compensation Table

The following table contains information concerning compensation awarded to, earned by, or paid to our named executive officers in the last three years. Our named executive officers include our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers serving as of December 31, 2007. Additional information regarding the items reflected in each column follows the table.

Summary Compensation Table

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal Position	Year	Salary($)	Awards($)	Awards($)	Compensation($)	Earnings($)	Compensation($)	Total($)

Thomas J. Falk	2007	1,212,497	4,744,250	1,343,165	2,498,992	960,528	143,406	10,902,838
Chairman of the Board	2006	1,175,000	5,695,857	1,477,498	1,367,700	851,286	118,565	10,685,906
and Chief	2005	1,150,000	3,370,194	2,139,305	1,269,000	1,254,762	75,491	9,258,752
Executive Officer

Mark A. Buthman	2007	578,756	963,722	288,786	734,400	177,108	88,087	2,830,859
Senior Vice President	2006	507,517	1,139,698	318,604	405,425	154,541	78,881	2,604,666
and Chief Financial	2005	468,750	613,871	455,358	372,480	213,624	91,926	2,216,009
Officer

Robert E. Abernathy	2007	545,009	1,212,724	348,264	822,794	430,106	11,250	3,370,147
Group President —	2006	521,285	1,290,421	349,006	437,394	331,644	14,608	2,944,358
Developing and	2005	490,000	718,275	493,789	352,440	484,093	7,102	2,545,699
Emerging Markets

Robert W. Black(1)	2007	514,997	256,957	170,450	616,715	0	81,581	1,640,700
Senior Vice President and Chief Strategy Officer

Steven R. Kalmanson	2007	639,750	2,206,039	672,248	775,370	571,377	10,410	4,875,194
Group President —	2006	618,000	1,899,423	489,581	476,362	573,202	10,858	4,067,426
North Atlantic	2005	578,750	909,304	551,225	424,800	746,432	12,561	3,223,072
Consumer Products

(1)	Because Mr. Black became one of our three other most highly compensated executive officers in 2007, his 2006 compensation is not included in this table.

Salary.  The amounts in this column represent base salary earned during the year.

Stock Awards and Option Awards.  The amounts in these columns reflect the dollar value of restricted share unit awards and stock options, respectively, granted under our stockholder-approved 2001 Plan.

The restricted share unit awards either vest over time or based on the achievement of performance-based standards.

The amounts for each year represent the portion of the grants, including those made in prior years, that is expensed in that year under FAS 123R; however, the amounts exclude any forfeiture assumptions related to service-based vesting conditions, as required by the SEC’s rules. Compensation expense for the stock awards is calculated under FAS 123R using the closing price of our common stock on the date of grant and spread over the vesting period of the restricted share unit. We have accelerated recognition of compensation expense for option awards held by Messrs. Abernathy and Kalmanson because they are or shortly will be retirement eligible. See Notes 6, 7 and 1 to our audited financial statements included in our Annual Reports on Form 10-K for 2007, 2006 and 2005, respectively, for the assumptions we used in valuing and expensing these restricted share units and option awards in accordance with FAS 123R.

The grant date value, determined in accordance with FAS 123R, for the 2007 grants is reflected in the Grants of Plan-Based Awards table. See “Discussion of Summary Compensation and Plan-Based Awards Tables” for information regarding the terms and conditions of these awards.

Non-Equity Incentive Plan Compensation.  The amounts in this column are the annual performance-based incentive payments described in “Compensation Discussion and Analysis.” These amounts were earned during the years indicated and were paid to the named executive officers in February of the following year.

Change In Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts in this column reflect the aggregate change during the year in actuarial present value of accumulated benefit under all defined benefit and actuarial plans (including supplemental pension plans). We describe the assumptions we used in determining the amounts and provide additional information about these plans in “Pension Benefits.”

Messrs. Falk, Abernathy and Kalmanson each have deferred compensation in prior years pursuant to the Deferred Compensation Plan. Earnings on that deferred compensation are not included in the Summary Compensation Table because the earnings were not above-market or preferential. Messrs. Buthman and Black participate in the supplemental Retirement Contribution Program, a non-qualified defined contribution plan. Earnings on that plan are not included in the Summary Compensation Table because the earnings were not above-market or preferential. See “Nonqualified Deferred Compensation” for a discussion of these plans and Messrs. Falk’s, Buthman’s, Abernathy’s, Black’s and Kalmanson’s earnings under those plans in 2007.

All Other Compensation.  All other compensation consists of the following:

			Defined
			Contribution	Tax
		Perquisites	Plan Payments	Gross-Ups	Total
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)

Thomas J. Falk	2007	114,960	6,750	21,696	143,406
	2006	102,491	6,600	9,474	118,565
	2005	60,761	6,300	8,430	75,491
Mark A. Buthman	2007	7,777	79,101	1,209	88,087
	2006	7,694	71,187	0	78,881
	2005	5,200	86,726	0	91,926
Robert E. Abernathy	2007	4,500	6,750	0	11,250
	2006	5,500	6,600	2,508	14,608
	2005	802	6,300	0	7,102
Robert W. Black	2007	10,294	71,287	0	81,581
Steven R. Kalmanson	2007	2,823	6,750	837	10,410
	2006	3,175	6,600	1,083	10,858
	2005	6,261	6,300	0	12,561

(1)	Perquisites. For a description of the perquisites we provide executive officers, and the reasons why, see “Compensation Discussion and Analysis — Other Compensation.”

Except with respect to Mr. Falk, amounts shown as perquisites consist solely of amounts paid pursuant to our Executive Financial Counseling Program and our executive health screening program and the incremental cost of personal use of corporate aircraft. Perquisites for Mr. Falk included the following:

	Executive			Executive
	Financial	Personal Use		Health	Travel to
	Counseling	of Corporate	Security	Screening	Board
	Program($)(b)	Aircraft($)(c)	Services($)(d)	Program($)	Events($)(e)	Total($)

2007	0	45,320	56,120	0	13,520	114,960
2006	12,000	40,416	48,345	1,730	0	102,491
2005(a)	12,000	8,938	39,823	0	0	60,761

(a)	Excludes amounts for perquisites that constitute less than 10 percent of the total perquisites, including amounts relating to personal use of sporting event and other entertainment tickets when not being used for business purposes.

(b)	As of 2007, our Chief Executive Officer no longer receives personal financial counseling under this program.

(c)	Our Chief Executive Officer is required to use our corporate aircraft for personal travel pursuant to an executive security program established by the Board. The amount shown for personal use of our aircraft for our named executive officers is our incremental cost of operating the aircraft. The incremental cost of personal travel on our corporate aircraft is based on our variable cost per hour of operating the aircraft multiplied by the number of hours of personal travel. Items included in calculating this variable cost are crew travel costs, crew meals, fuel, catering, supplies, landing and parking fees, and any increases in parts and maintenance costs that directly resulted from this personal travel. Non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft are excluded.

(d)	Personal security services provided as required by our chief executive officer security program.

(e)	Incremental travel and related costs, including for Mr. Falk’s spouse and child who accompanied him, in connection with Board meetings and customer site visits in Turkey and Russia in 2007. These meetings and visits continued a long-standing practice of the Board to periodically visit our important international markets and to be accompanied by spouses/guests on these visits.

(2)	Defined Contribution Plan Payments. Matching contributions were made under the Incentive Investment Plan for all named executive officers. The value for Messrs. Black and Buthman also includes amounts contributed or allocated to the Retirement Contribution Plan and supplemental Retirement Contribution Program. Messrs. Buthman and Black are the only named executive officers who participate in the Retirement Contribution Plan and supplemental Retirement Contribution Program, which are described under “Compensation Discussion and Analysis — Retirement Benefits.”

(3)	Tax Gross-ups. Amounts reflect tax reimbursement and related gross-up with respect to certain business and personal use of our corporate aircraft. In addition, for Mr. Falk, the amounts reflect tax reimbursement and related gross-up with respect to (i) travel for Mr. Falk’s spouse and child for the Board meetings and customer site visits in Turkey and Russia described above, and (ii) tour of historical sites in Turkey for Mr. Falk, his spouse and child.

(4)	Certain Dividends. The named executive officers also receive dividends on restricted stock and dividend equivalents on restricted share units held by them at the same rate and on the same dates as dividends are paid to our stockholders. Because we factor the value of the right to receive dividends into the grant date fair value of the restricted stock and restricted share units awards, the dividends and dividend equivalents received by our named executive officers are not included in the Summary Compensation Table. Under the terms of his letter agreement, Mr. Black’s dividend equivalents on his restricted share unit award granted as part of his signing bonus are reinvested in additional restricted share units. The grant date fair value of these reinvested dividend equivalents is reflected in the following table. The named executive officers received the following dividends and dividend equivalents on the restricted stock and restricted share units held by them:

Name	Year	Dividends Received($)

Thomas J. Falk	2007	699,533
	2006	544,879
	2005	352,699

Mark A. Buthman	2007	137,057
	2006	110,116
	2005	70,037

Robert E. Abernathy	2007	145,403
	2006	119,289
	2005	76,598

Robert W. Black	2007	40,754

Steven R. Kalmanson	2007	147,524
	2006	125,332
	2005	81,833

Grants of Plan-Based Awards

The following table sets forth plan-based awards granted to the named executive officers during 2007 on a grant-by-grant basis.

Grants of Plan-Based Awards in 2007

									All Other	All Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise	Date Fair
									Number of	Number of	or Base	Value of
			Estimated Possible Payouts Under Non-			Estimated Future Payouts			Shares	Securities	Price of	Stock and
			Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards(2)			of Stock	Underlying	Option	Option
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Type	Date(3)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)	($)(6)

Thomas J. Falk	Annual cash incentive award		0	1,470,000	3,528,000
	Performance-based RSU	4/25/07				0	35,940	53,910				2,583,367
	Time-vested RSU	4/25/07							35,940			2,583,367
	Time-vested stock option	4/25/07								143,758	71.88	1,611,527

Mark A. Buthman	Annual cash incentive award		0	480,000	1,152,000
	Performance-based RSU	4/25/07				0	7,420	11,130				533,350
	Time-vested RSU	4/25/07							7,420			533,350
	Time-vested stock option	4/25/07								29,679	71.88	332,702

Robert E. Abernathy	Annual cash incentive award		0	440,000	1,056,000
	Performance-based RSU	4/25/07				0	8,811	13,217				633,335
	Time-vested RSU	4/25/07							8,811			633,335
	Time-vested stock option	4/25/07								35,244	71.88	395,085

Robert W. Black	Annual cash incentive award		0	416,000	998,400
	Performance-based RSU	4/25/07				0	4,637	6,956				333,308
	Time-vested RSU	4/25/07							4,637			333,308
	Time-vested stock option	4/25/07								18,549	71.88	207,934

Steven R. Kalmanson	Annual cash incentive award		0	516,000	1,238,400
	Performance-based RSU	4/25/07					8,347	12,521				599,982
	Time-vested RSU	4/25/07							8,347			599,982
	Time-vested stock option	4/25/07								33,389	71.88	374,291

(1)	Represents the potential annual performance-based incentive cash payments each executive could earn in 2007. These awards were granted under our Executive Officer Achievement Award Plan approved by stockholders in 2002. Actual amounts earned in 2007 were based on the 2007 objectives established by the Management Development and Compensation Committee at its February 20, 2007 meeting. See “Compensation Discussion and Analysis — Annual Cash Compensation — Annual Incentives.” At the time of the grant, the incentive payment could range from the threshold amount to the maximum amount depending on whether the 2007 objectives were met or exceeded. The actual amounts paid in 2008 based on the 2007 objectives are set forth in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.”

(2)	Performance-based restricted share units granted under the 2001 Plan to the named executive officers on April 25, 2007. The number of performance-based restricted share units granted in 2007 that will ultimately vest on April 25, 2010 could range from the threshold number to the maximum number depending on whether the adjusted ROIC performance objectives for those awards are met or exceeded. See “Compensation Discussion and Analysis — Long-Term Equity Incentive Compensation — Restricted Share Unit Awards.”

(3)	The grant date for each award is the same date that the Committee took action to grant the awards.

(4)	Time-vested restricted share units granted under the 2001 Plan to the named executive officers on April 25, 2007.

(5)	Time-vested stock options granted under the 2001 Plan to the named executive officers on April 25, 2007.

(6)	Grant date fair value is determined in accordance with FAS 123R. This grant date fair value is expensed over the vesting period of the awards under FAS 123R, and is reflected in the Summary Compensation Table in the year it is expensed. See Notes 6, 7 and 1 to our audited financial statements included in our Annual Reports on Form 10-K for 2007, 2006 and 2005, respectively, for the assumptions used in valuing and expensing these restricted share unit and stock option awards in accordance with FAS 123R.

Discussion of Summary Compensation and Plan-Based Awards Tables

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards in 2007 table was paid or awarded, are described under “Compensation Discussion and Analysis.”

In 2006, the Corporation and Mr. Black entered into a letter agreement in connection with his hiring. Among other things, the letter agreement provided for an initial grant of options and restricted share units, as well as additional severance protection for Mr. Black. See “Potential Payments on Termination or Change in Control — Severance Benefits — Letter Agreement with Mr. Black.” Other than this letter agreement and the executive severance plans described below, none of our named executive officers has any employment agreement with us. See “Potential Payments on Termination or Change in Control.”

Executive officers may receive long-term incentive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units under the 2001 Plan, which was approved by stockholders in 2001. The 2001 Plan provides the Committee with discretion to require performance-based standards to be met before awards vest. Since 2004, the Committee has used a combination of time-vested restricted share units, performance-based restricted share units, and stock options. Each named executive officer received grants of stock options and restricted share units under the 2001 Plan in 2007.

For grants of stock options, the 2001 Plan provides that the option price per share shall be no less than the market value per share of our common stock at the grant date. The term of any option is no more than ten years from the grant date. Options granted in 2007 become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning April 25, 2008; provided, however, that all of the options become exercisable for three years upon death or total or permanent disability, and for five years upon the retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change in control, and options granted to the named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change in Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests.

Time-vested restricted share unit awards granted in 2007 vest in three annual installments of 33 percent, 33 percent and 34 percent, respectively, beginning on April 25, 2010. Performance-based restricted share unit awards granted in 2007 vest three years following grant in a range from zero to 150 percent of the target levels based on our average adjusted ROIC performance during the three years. As of December 31, 2007, the performance-based restricted share units granted in 2007, 2006 and 2005 were on pace to vest at the following levels: 100 percent for the 2007 award; 70 percent for the 2006 award; and 140 percent for the 2005 award.

For restricted share units, during the restricted period an executive who is awarded restricted share units is not entitled to vote the units but receives cash equal to dividends paid on our common stock (other than Mr. Black’s dividend equivalents on his restricted share unit award granted as part of his signing bonus, which are reinvested in additional restricted share units).

Outstanding Equity Awards

The following table sets forth information concerning outstanding equity awards for our named executive officers at December 31, 2007. Option awards were granted for ten-year terms, ending on the option expiration date set forth in the table. Stock awards were granted as indicated in the footnotes to the table.

Outstanding Equity Awards as of December 31, 2007(1)

		Option Awards(2)(3)					Stock Awards
										Equity Incentive
										Plan Awards:
		Number of		Number of					Equity Incentive	Market or
		Securities		Securities			Number of	Market Value	Plan Awards:	Payout Value of
		Underlying		Underlying			Shares or	of Shares	Number of	Unearned Shares,
		Unexercised		Unexercised	Option		Units of	or Units of	Unearned Shares,	Units or Other
		Options		Options	Exercise	Option	Stock That	Stock That	Units or Other	Rights That
	Grant	(#)		(#)	Price	Expiration	Have Not	Have Not	Rights That Have	Have Not
Name	Date	Exercisable		Unexercisable	($)(4)	Date	Vested(#)(5)	Vested($)(6)	Not Vested(#)(7)	Vested($)(8)
Thomas J. Falk
	4/25/07	0		143,758	71.88	4/25/17
	4/25/07						35,940	2,492,080
	4/25/07								35,940	2,492,080
	4/26/06	52,783		123,163	58.73	4/26/16
	4/26/06						43,987	3,050,059
	4/26/06								43,987	3,050,059
	4/28/05	100,665		67,111	61.59	4/28/15
	4/28/05						41,944	2,908,397
	4/28/05								58,722	4,071,756
	4/28/04	122,031		0	63.14	4/28/14
	4/28/04						26,667	1,849,090
	2/17/03	406,770		0	43.80	2/17/13
	2/18/02	305,077		0	59.97	2/18/12
	2/22/01	228,807	(9)	0	68.59	2/22/11
	2/21/00	203,384	(10)	0	52.00	2/21/10

Mark A. Buthman
	4/25/07	0		29,679	71.88	4/25/17
	4/25/07						7,420	514,503
	4/25/07								7,420	514,503
	4/26/06	11,578		27,017	58.73	4/26/16
	4/26/06						9,649	669,062
	4/26/06								9,649	669,062
	4/28/05	22,081		14,722	61.59	4/28/15
	4/28/05						9,201	637,997
	4/28/05								12,881	893,196
	4/28/04	24,558		0	63.14	4/28/14
	4/28/04						5,367	372,148
	2/17/03	81,523		0	43.80	2/17/13
	2/17/03						10,000	693,400
	2/18/02	40,677		0	59.97	2/18/12
	2/22/01	30,507		0	68.59	2/22/11
	2/21/00	22,372		0	52.00	2/21/10
	2/24/99	16,406		0	47.51	2/24/09

			Option Awards(2)(3)				Stock Awards
										Equity Incentive
										Plan Awards:
			Number of	Number of					Equity Incentive	Market or
			Securities	Securities			Number of	Market Value	Plan Awards:	Payout Value of
			Underlying	Underlying			Shares or	of Shares	Number of	Unearned Shares,
			Unexercised	Unexercised	Option		Units of	or Units of	Unearned Shares,	Units or Other
			Options	Options	Exercise	Option	Stock That	Stock That	Units or Other	Rights That
	Grant		(#)	(#)	Price	Expiration	Have Not	Have Not	Rights That Have	Have Not
Name	Date		Exercisable	Unexercisable	($)(4)	Date	Vested(#)(5)	Vested($)(6)	Not Vested(#)(7)	Vested($)(8)
Robert E. Abernathy
	4/25/07		0	35,244	71.88	4/25/17
	4/25/07						8,811	610,955
	4/25/07								8,811	610,955
	4/26/06		13,621	31,785	58.73	4/26/16
	4/26/06						11,351	787,078
	4/26/06								11,351	787,078
	4/28/05		22,731	15,154	61.59	4/28/15
	4/28/05						9,471	656,719
	4/28/05								13,259	919,407
	4/28/04		28,473	0	63.14	4/28/14
	4/28/04						6,200	429,908
	2/17/03		91,523	0	43.80	2/17/13
	2/17/03						7,000	485,380
	2/18/02		101,692	0	59.97	2/18/12
	2/22/01		61,014	0	68.59	2/22/11
	2/21/00		71,184	0	52.00	2/21/10
	2/24/99		71,184	0	47.51	2/24/09

Robert W. Black
	10/02/07	(11)					27	1,872
	7/03/07	(11)					27	1,872
	4/25/07		0	18,549	71.88	4/25/17
	4/25/07						4,637	321,530
	4/25/07								4,637	321,530
	4/03/07	(11)					27	1,872
	1/03/07	(11)					25	1,734
	10/03/06	(11)					25	1,734
	7/05/06	(11)					27	1,872
	4/26/06		4,086	9,536	58.73	4/26/16
	4/26/06		6,810	15,893	58.73	4/26/16
	4/26/06	(12)					3,405	236,103
	4/26/06						5,676	393,574
	4/26/06								5,676	393,574

Steven R. Kalmanson
	4/25/07		0	33,389	71.88	4/25/17
	4/25/07						8,347	578,781
	4/25/07								8,347	578,781
	4/26/06		12,259	28,606	58.73	4/26/16
	4/26/06						10,216	708,377
	4/26/06								10,216	708,377
	4/28/05		25,978	17,319	61.59	4/28/15
	4/28/05						10,824	750,536
	4/28/05								15,154	1,050,751
	4/28/04		31,524	0	63.14	4/28/14
	4/28/04						6,734	466,936
	2/17/03		91,523	0	43.80	2/17/13
	2/17/03						7,000	485,380
	2/18/02		101,692	0	59.97	2/18/12
	2/22/01		61,014	0	68.59	2/22/11
	2/21/00		71,184	0	52.00	2/21/10
	2/24/99		55,930	0	47.51	2/24/09

(1)	The amounts shown reflect outstanding equity awards granted under our 1992 Equity Participation Plan, as amended (the “1992 Plan”) or the 2001 Plan (together, the “Equity Plans”). Under the Equity Plans, an executive officer may receive awards of stock options, restricted stock or restricted share units, or a combination of stock options, restricted stock and restricted share units. Only stock option awards are currently outstanding under the 1992 Plan. Stock options, restricted stock, time-vested restricted share unit and performance-based restricted share unit awards are currently outstanding under the 2001 Plan.

(2)	Number and exercise price of stock options granted prior to December 1, 2004 include mandatory adjustments to reflect the change in capitalization due to the Neenah Paper, Inc. spin-off.

(3)	Stock options granted under the Equity Plans become exercisable in three annual installments of 30 percent, 30 percent and 40 percent, beginning the first anniversary of the grant date; provided that all of the options become exercisable for three years upon death or total and permanent disability, and for five years upon the retirement of the officer. In addition, options generally become exercisable upon a termination of employment following a change in control, and options granted to the named executive officers are subject to our Executive Severance Plan. See “Potential Payments on Termination or Change in Control.” The options may be transferred by the officers to family members or certain entities in which family members have interests. The following table shows the vesting of the options listed:

Then options vest as follows:
If option grant date is:	1st 30%	2nd 30%	40%

4/25/07	4/25/08	4/25/09	4/25/10
4/26/06	4/26/07	4/26/08	4/26/09
4/28/05	4/28/06	4/28/07	4/28/08
4/28/04	4/28/05	4/28/06	4/28/07
2/17/03	2/17/04	2/17/05	2/17/06
2/18/02	2/18/03	2/18/04	2/18/05
2/22/01	2/22/02	2/22/03	2/22/04
2/21/00	2/21/01	2/21/02	2/21/03
2/24/99	2/24/00	2/24/01	2/24/02

(4)	The Equity Plans provide that the option price per share shall be no less than 100 percent of the closing price per share of our common stock on the date of grant.

(5)	The amounts shown represent awards of time-vested restricted share units granted to the named executive officers in April 2004, 2005, 2006 and 2007, and restricted stock granted to each named executive officer, other than Messrs. Falk and Black, in February 2003.

Time-Vested Restricted Share Units. Except as provided in footnote (12) below, the vesting schedule for time-vested restricted share unit awards is as follows: 33 percent after three years following the grant, an additional 33 percent after the fourth year and the remaining 34 percent after the fifth year. Subject to accelerated vesting as described in “Potential Payments on Termination or Change in Control,” for time-vested restricted share units granted on (i) February 17, 2003, 33 percent vested on each of February 17, 2006 and February 17, 2007, and 34 percent vested on February 17, 2008; (ii) April 28, 2004, 33 percent vested on April 28, 2007, 33 percent will vest on April 28, 2008, and 34 percent will vest on April 28, 2009; (iii) April 28, 2005, 33 percent will vest on each of April 28, 2008 and April 28, 2009, and 34 percent will vest on April 28, 2010; (iv) April 26, 2006, 33 percent will vest on each of April 26, 2009 and April 26, 2010, and 34 percent will vest on April 26, 2011; and (v) April 25, 2007, 33 percent will vest on each of April 25, 2010 and April 25, 2011, and 34 percent will vest on April 25, 2012, respectively. Except as provided in footnote (11) below, dividends are paid in cash on the number of restricted share units at the same rate and on the same day as paid to all our stockholders.

Restricted Stock Awards. The restricted stock awards vested on February 17, 2008, the fifth anniversary of the date of grant. Dividends on the number of shares of restricted stock are paid in cash at the same rate and on the same day as paid to all our stockholders.

(6)	The values shown in this column are based on the closing price of our common stock on December 31, 2007 of $69.34 per share.

(7)	The amounts shown represent awards of performance-based restricted share units granted to the named executive officers in April 2005, 2006 and 2007. Subject to accelerated vesting as described in “Potential Payments on Termination or Change in Control,” performance-based restricted share unit awards granted in 2005, 2006 and 2007 vest on April 28, 2008, April 26, 2009 and April 25, 2010, respectively, in a range from zero to 150 percent of the target levels indicated based on the achievement of specific performance goals. Amounts shown represent target levels for these awards, other than for the April 2005 grant. The April 2005 grant represents the current vesting pace of this award of 140%. See “Discussion of Summary Compensation and Plan-Based Awards Tables.” Dividends are paid in cash on the target number of restricted share units at the same rate paid and on the same day as to all our stockholders.

(8)	The values shown in this column are based on the target level of restricted share units (or, for the April 2005 grant, the 140% level as described in footnote (7) above) and the closing price of our common stock on December 31, 2007 of $69.34 per share.

(9)	Includes 33,775 options transferred to TKM, Ltd., a family partnership established by Mr. Falk and his spouse.

(10)	Includes 61,015 options transferred to TKM, Ltd.

(11)	Dividend equivalents on restricted share units granted as part of Mr. Black’s signing bonus that are reinvested in additional restricted share units.

(12)	Under the terms of Mr. Black’s letter agreement, these restricted share units, granted as part of his signing bonus, vest in April 2011.

Option Exercises and Stock Vested

The following table sets forth information concerning stock options exercised and stock awards vested during 2007 for our named executive officers.

Option Exercises and Stock Vested in 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise(#)	Exercise($)(1)	Vesting(#)	Vesting($)(2)

Thomas J. Falk	162,705	2,964,249	132,333	9,323,013
Mark A. Buthman	30,202	565,836	11,538	826,467
Robert E. Abernathy	89,488	1,468,705	13,330	954,828
Robert W. Black	0	0	0	0
Steven R. Kalmanson	17,367	220,210	14,476	1,036,916

(1)	The dollar amount reflects the total pre-tax value realized by the officers (number of shares exercised times the difference between the closing price of our common stock on the exercise date and the exercise price). It is not the grant date fair value or recognized compensation expense disclosed in other locations in this proxy statement. Value from these option exercises was only realized to the extent our stock price increased relative to the stock price at grant (the exercise price).

(2)	The dollar amount reflects the final pre-tax value received by the officers upon the vesting of restricted stock, time-vested restricted share units or performance-based restricted share units (number of shares vested times the closing price of our common stock on the vesting date). It is not the grant date fair value or recognized compensation expense disclosed in other locations in this proxy statement.

Pension Benefits

The following table sets forth information as of December 31, 2007 concerning potential payments to our named executive officers under our pension plan and supplemental pension plans. Information about these plans follows the table.

2007 Pension Benefits

				Present Value of
		Number of Years		Accumulated
Name(1)	Plan Name	Credited Service(#)		Benefit($)

Thomas J. Falk	Pension Plan	24.5		439,069
	Supplemental Pension Plans	24.5		5,570,405

Mark A. Buthman	Pension Plan	15.2	(2)	235,756
	Supplemental Pension Plans	15.2		838,962

Robert E. Abernathy	Pension Plan	26.0		582,394
	Supplemental Pension Plans	26.0		2,425,437

Steven R. Kalmanson	Pension Plan	30.5	(3)	779,796
	Supplemental Pension Plans	30.5		3,614,215

(1)	Because Mr. Black joined the Corporation after January 1, 1997, he is not eligible to participate in our pension plans.

(2)	Mr. Buthman has 25.6 years of actual service. As described under “Nonqualified Deferred Compensation,” in 1997 he elected to participate in our defined contribution plans instead of accruing additional years of service under our defined benefit plans. This election reduces his benefits under our defined benefit plans and increases his benefits under our defined contribution plans, in accordance with the terms of those plans.

(3)	Mr. Kalmanson is currently eligible for early retirement benefits payable under the pension plans. As of December 31, 2007, he was entitled to 75 percent of his regular retirement benefit. See the overview of the plans below.

Employees who joined the Corporation prior to January 1, 1997 (and who have not opted out of the pension plans), including Messrs. Falk, Abernathy and Kalmanson, are eligible to participate in our pension plans, which provide benefits based on years of service and pay (annual cash compensation), integrated with social security benefits. Our pension plans are comprised of the Kimberly-Clark Pension Plan and the Supplemental Benefit Plans.

The following is an overview of these plans, which are applicable to our executives and active U.S.-based employees who joined the Corporation prior to January 1, 1997 (and who have not opted out of the plans).

	Pension Plan	Supplemental Pension Plans

Reason for Plan	Provide eligible participants with a competitive level of retirement benefits based on pay and years of service	Provide eligible participants with benefits as are necessary to fulfill the intent of the pension plan without regard to limitations imposed by the Internal Revenue Code

Eligible Participants	Salaried employees who joined the Corporation prior to January 1, 1997	Salaried employees impacted by limitations by the Internal Revenue Code on payments under the pension plan

Payment Form	Normal benefit: • Single-life annuity payable monthly	Accrued benefits prior to 2005: • Monthly payments or a lump sum upon retirement after age 55

	Other optional forms of benefit are available, including a joint and survivor benefit	Accrued benefits for 2005 and after: • Lump sum six months after termination of employment

Retirement Eligibility	Full unreduced benefit: • Normal retirement age of 65 • Age 62 with 10 years of service • Age 60 with 30 years of service • Certain involuntary terminations related to our Global Business Plan

Reduced benefit:
  •  Age 55 with five years of service. The amount of the benefit is reduced according to the number of years the participant retires before the age he or she is eligible for a full, unreduced benefit. The amount of the reduction is based on age and years of vesting service

Benefits Payable	Depends on the participants’ years of service under our plan and monthly average earnings over the last 60 months of service or, if higher, the monthly average earnings for the five calendar years in their last fifteen years of service for which earnings were the highest

Pensionable Earnings	Annual cash compensation. Long-term equity compensation is not included

Change in control or reduction in our long-term credit rating (below investment grade)	Not applicable	Participants have the option of receiving the present value of their accrued benefits prior to 2005 in the supplemental pension plans in a lump sum, reduced by 10 percent and 5 percent for active and former employees, respectively

The estimated actuarial present value of the retirement benefits accrued through December 31, 2007 appears in the 2007 Pension Benefits table. For purposes of determining the present value of accumulated benefits, we have used the potential earlier retirement ages as described above rather than the normal retirement age under the plans, which is 65. For a discussion of how we value these obligations and the assumptions we use in that valuation, see Note 7 to our audited financial statements included in our 2007 Annual Report on Form 10-K. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate for U.S. pension plans of 6.37% as of December 31, 2007.

The actuarial increase in 2007 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred

Compensation Earnings” (all amounts reported under that heading represent actuarial increases in our pension plans). No payments were made to our named executive officers under our pension plans during 2007. For participants in the pension plans, the number of years of credited service disclosed in the table equals an executive’s length of service with Kimberly-Clark, except for Mr. Buthman as described in footnote (2) to the table above.

While the supplemental pension plans remain unfunded, in 1994 the Board approved the establishment of a trust and authorized us to make contributions to this trust in order to provide a source of funds to assist us in meeting our liabilities under our defined benefit plans. For additional information regarding these plans, see “Compensation Discussion and Analysis — Retirement Benefits.”

Nonqualified Deferred Compensation

The following table sets forth information concerning nonqualified defined contribution and deferred compensation plans for our named executive officers during 2007.

2007 Nonqualified Deferred Compensation

			Aggregate
	Company	Aggregate	Balance at
	Contributions	Earnings in	December 31,
Name	in 2007($)(1)	2007($)(2)	2007($)(3)

Thomas J. Falk	0	93,775	1,898,688
Mark A. Buthman	56,939	11,719	283,372
Robert E. Abernathy	0	1,194	16,117
Robert W. Black	51,750	802	63,565
Steven R. Kalmanson	0	80,230	1,602,192

(1)	Contributions by the Corporation under the supplemental Retirement Contribution Program. These amounts are included in the Summary Compensation Table and represent a portion of the Defined Contribution Plan Payments included in All Other Compensation.

(2)	Aggregate earnings are not included in the Summary Compensation Table because the earnings are not above-market or preferential.

(3)	Balance for Mr. Buthman includes contributions by the Corporation under the supplemental Retirement Contribution Program of $49,500 in 2006 and $66,026 in 2005 that are reported in the Summary Compensation Table as a portion of All Other Compensation for those years.

Amounts shown for Messrs. Falk, Abernathy and Kalmanson represent compensation deferred in prior years under our Deferred Compensation Plan and accumulated earnings. Effective in 2005, no further amounts may be deferred under this plan. Participants in the Deferred Compensation Plan may elect to have deferrals credited with yields equal to those earned on any of a subset of funds available in the Incentive Investment Plan. Generally, benefits are payable under the Deferred Compensation Plan in accordance with the participant’s election in a lump sum or in quarterly installments over a period between two and 20 years. If a participant ceases his or her employment (other than as a result of a total and permanent disability or death or on or after age 55 with five years of service), the account balance is paid in a lump sum. In the event of a change in control or a reduction in our long-term credit rating (below investment grade), currently-employed participants have the option to elect an immediate lump-sum payment of their account balance, less a 10 percent penalty.

The amounts shown for Messrs. Buthman and Black reflect 2007 contributions by the Corporation, earnings and year-end balance for their respective accounts under the supplemental Retirement Contribution Program. In 1997, pursuant to a broad-based election offered to certain employees, Mr. Buthman elected to no longer accrue any additional years of benefit service under our defined benefit retirement plans and instead to participate in the Retirement Contribution Plan.

Overview of Qualified and Non-Qualified Plans.  The following is an overview of our qualified and non-qualified plans that we currently offer to our named executive officers:

		Retirement	Supplemental Retirement
	Incentive Investment Plan	Contribution Plan	Contribution Program

Purpose	To assist employees in saving for retirement (401(k) plan)	To assist employees in saving for retirement	To provide benefits to the extent necessary to fulfill the intent of the Retirement Contribution Plan without regard to the limitations imposed by the Internal Revenue Code on qualified defined contribution plans

Eligible participants	Most employees	Most employees	Salaried employees impacted by limitations by the Internal Revenue Code on the Retirement Contribution Plan

Is the plan qualified under the Internal Revenue Code?	Yes	Yes	No

Can employees make contributions?	Yes	No	No

Do we make contributions or match employee contributions?	We match the first 2% of contributions at 75% and the next 3% of contributions at 50%. Our maximum contribution was $6,750 in 2007	We contribute from 3.5% to 8.75% of the employee’s salary, depending on compensation level and age. See the Retirement Contribution Schedule below	We provide credit to the extent contributions to the Retirement Contribution Plan are limited by the Internal Revenue Code

When do our contributions vest?	Our contributions under these plans generally will vest once the participant has completed at least three years of service

How are contributions invested?	Contributions are invested in certain designated investment options selected by the participant

When are account balances distributed?	Distributions of the participant’s vested account balance are only available after termination of employment

Under the Retirement Contribution Plan, we provide monthly contributions to a retirement contribution account based on the participant’s age and eligible earnings, as shown in the following schedule:

Retirement Contribution Schedule

Age
(At Plan	Percent of Base	Percent of Excess
Year End)	Earnings(a)	Earnings(b)

Under 25	3.50%	5.75%
25 — 29	3.75%	6.00%
30 — 34	4.00%	6.25%
35 — 39	4.25%	6.50%
40 — 44	4.50%	6.75%
45 — 49	5.25%	7.50%
50 — 54	6.00%	8.25%
55 and over	6.50%	8.75%

(a)	Under the Retirement Contribution Plan, “Base Earnings” are the amount of eligible earnings, up to two-thirds of the taxable wages of an employee used for purposes of calculating the non-Medicare portion of FICA taxes. Eligible earnings include salary, bonus and incentive compensation.

(b)	Under the Retirement Contribution Plan, “Excess Earnings” are the amount of eligible earnings above the Base Earnings.

Potential Payments on Termination or Change in Control

Our named executive officers are eligible to receive certain benefits in the event of termination of employment, including following a change in control. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Benefits

We maintain several severance plans for our executive officers, depending on the circumstances that result in their termination. Those plans include the Executive Severance Plan, which is applicable when an executive officer is terminated following a change in control, and two severance pay plans, which are applicable in the event of certain other involuntary terminations. An executive officer may not receive severance under more than one of the plans described below.

Executive Severance Plan.  We have agreements under our Executive Severance Plan with each named executive officer. The agreements provide that, in the event of a “Qualified Termination of Employment” (as described below), the participant will receive a cash payment in an amount equal to the sum of:

•	Three times annual base salary and the target incentive payment that would be payable as if the performance goals established at the beginning of each year were met under the Executive Officer Achievement Award Program,

•	The value, based on the closing price of our common stock at the date of the participant’s separation from service, of forfeited restricted stock and restricted share units and certain unvested incentive stock options,

•	Benefits accrued under the Incentive Investment Plan, the Retirement Contribution Plan and the supplemental Retirement Contribution Program that the participant has accrued but that are forfeited as a result of his or her separation of service,

•	The value of three additional years of contributions under the Retirement Contribution Plan and the supplemental Retirement Contribution Program,

•	The value of three additional years of service and compensation under the pension plan and the supplemental pension plans, and

•	Three years of COBRA premiums for medical and dental coverage.

In addition, nonqualified stock options and certain incentive stock options will vest and be exercisable within the earlier of five years from the participant’s termination or the remaining term of the option. The Executive Severance Plan also provides that in certain circumstances if the participant incurs excise tax due to the application of Section 280G of the Internal Revenue Code, the participant is entitled to an additional cash payment so that the participant will be in the same position as if the excise tax were not applicable.

A “Qualified Termination of Employment” is a separation of service within two years following a change of control of the Corporation (as defined in this Plan) either involuntarily without cause or by the participant with good reason. In addition, any involuntary separation of service without cause within one year before a change of control will also be determined to be a Qualified Termination of Employment if it is in connection with, or in anticipation of, a change of control.

The Board has determined the eligibility criteria for participation in this Plan. There were no changes to this Plan or any agreement with the named executive officers under the Plan in 2006 or 2007 (including the potential severance payments under this Plan).

Each agreement expires three years from its date of execution, unless extended by the Board. The current agreements with each of our named executive officers, other than Mr. Black, expire on December 31, 2008, unless extended by the Board. Mr. Black’s agreement expires on June 6, 2009, unless extended by the Board.

Each named executive officer’s agreement under the Executive Severance Plan provides that the executive will retain in confidence any confidential information known to the executive concerning the Corporation and its business so long as such information is not publicly disclosed.

Severance Pay Plans.  Our severance pay plans generally provide eligible employees (including the named executive officers) severance payments and benefits in the event of certain involuntary terminations. If this termination is related to our Global Business Plan, the named executive officer would receive either:

•	If the named executive officer is not retirement eligible:

•	a lump sum severance payment of two weeks’ pay for each year of employment with a minimum severance payment of 26 weeks’ pay,

•	a pro-rated portion of his or her annual cash incentive award for the year,

•	six months of COBRA medical coverage, and

•	six months of outplacement services.

•	If the named executive officer is retirement eligible:

•	he or she may elect an unreduced pension benefit and a severance payment of $10,000 in lieu of other severance benefits under the plans and

•	a pro-rated portion of his or her annual cash incentive award for the year.

In the event a named executive officer’s termination is not related to our Global Business Plan, the named executive officer would receive a lump sum severance payment of one week’s pay for each year of employment with a minimum severance payment of six weeks’ pay and a maximum of 26 weeks’ pay.

A named executive officer must execute a full and final release of claims against us within a specified period of time following termination to receive severance benefits under our severance pay plans. If the release has been timely executed, severance benefits are payable as a lump sum cash payment as soon as practicable following the participant’s termination date, but no later than the earlier of (i) 90 days following the termination date or (ii) the date that is 2 1/2 months from the end of the year in which the participant is terminated.

Letter Agreement with Mr. Black.  In its offer letter to Mr. Black, the Corporation has agreed to additional severance protection for Mr. Black. If Mr. Black’s employment is involuntarily terminated by the Corporation for any reason other than for “cause” (as described below), or by Mr. Black for “good reason” (as described below), during the first five years of Mr. Black’s employment, Mr. Black will be entitled to receive a lump sum severance amount equal to:

•	One year’s base salary plus target annual incentive,

•	The current value of unvested restricted share units and unvested stock options granted as a signing bonus (including unvested restricted share units accrued due to dividend reinvestment),

•	Pro-rata portion of the target annual incentive, and

•	Any accrued but unpaid prior year annual incentive bonus (if the termination is after the end of the calendar year but before payment of the annual incentive bonus).

In the letter agreement, “cause,” means (1) habitual neglect of duty or misconduct in discharging Mr. Black’s duties, (2) excessive, unexcused and statutorily unprotected absenteeism, (3) failure or refusal to comply with any lawful Corporation rule or policy, including those rules set forth in the Corporation’s Code of Conduct, provided the rule or policy is meaningful and substantive or the failure or refusal to comply detrimentally harms the Corporation’s business, (4) engaging in disloyal, dishonest or illegal conduct relating to the Corporation’s business, (5) engaging in theft, fraud, embezzlement or other criminal activity involving the parties’ employment relationship or (6) otherwise engaging in improper conduct that the Corporation reasonably determines to be meaningfully detrimental to its business.

In the letter agreement, “good reason” means (1) a material reduction in Mr. Black’s title or responsibilities that would ordinarily result in a reduction in pay, or (2) a failure by the Corporation to make a payment or grant to Mr. Black as provided for in the letter agreement, unless the Corporation cures either of these items within 30 days after Mr. Black provides notice.

To receive this severance benefit, Mr. Black must execute the Corporation’s standard release agreement. This benefit is in lieu of any benefit Mr. Black would be entitled to under our severance pay plans. If the benefit under these plans is greater than the benefit under the letter agreement, Mr. Black may elect to receive the other benefit in lieu of the benefit under the letter agreement.

Retirement

In the event of retirement (separation from service after age 55), the named executive officers are entitled to receive:

•	Benefits payable under our pension plans for eligible participants (if the participant has at least five years of vesting service) (see “Pension Benefits” for additional information),

•	Their account balance under the Retirement Contribution Plan and supplemental Retirement Contribution Program (if the participant has at least three years of vesting service),

•	Immediate vesting of unvested employer contributions to the Investment Incentive Plan,

•	Their account balance under the Deferred Compensation Plan,

•	Accelerated vesting of unvested stock options, and the options will be exercisable until the earlier of five years or the remaining term of the options,

•	For units outstanding more than six months after the date of grant, time-vested restricted share units will be payable in full at the end of the restricted period,

•	For units outstanding more than six months after the date of grant, performance-based restricted share units will be payable based on attainment of the performance goal at the end of the restricted period,

•	Payment under the Executive Officer Achievement Award Program as determined by the Committee in its discretion,

•	For participants with at least fifteen years of vesting service and who joined the Corporation before January 1, 2004, retiree medical credits based on number of years of vesting service (up to a maximum of $104,500 in credits), and

•	For participants with at least fifteen years of vesting service, continuing group life coverage.

Potential Payments on Termination or Change in Control Table

The following table presents the approximate value of (i) the severance benefits for the named executive officers under the Executive Severance Plan had a Qualified Termination of Employment under the plan occurred on December 31, 2007; (ii) the severance benefits for the named executive officers, other than Mr. Black, under our severance pay plans if an involuntary termination related to our Global Business Plan had occurred on December 31, 2007; (iii) the severance benefits for the named executive officers, other than Mr. Black, under our severance pay plans if an involuntary termination not related to our Global Business Plan had occurred on December 31, 2007; (iv) the severance benefits for Mr. Black under his letter agreement, had an involuntary termination other than for cause or a termination for good reason occurred on December 31, 2007; and (v) the potential payments to Mr. Kalmanson if he had retired on December 31, 2007. If applicable, amounts in the table were calculated using the closing price of our common stock on December 31, 2007 of $69.34 per share.

The termination benefits provided to our executive officers upon their voluntary termination of employment do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below.

The amounts presented in the table are in addition to amounts each named executive officer earned or accrued prior to termination, such as the officer’s balances under our Deferred Compensation Plan, accrued retirement benefits (including accrued pension plan benefits), previously vested benefits under our qualified and non-qualified plans, previously vested options and restricted share units and accrued vacation. For information about these previously earned and accrued amounts, see the “Summary Compensation Table,” “Outstanding Equity Awards,” “Option Exercises and Stock Vested,” “Pension Benefits” and “Nonqualified Deferred Compensation.”

			Equity with		Additional	Continued Benefits
	Cash		Accelerated		Retirement	and Other
Name	Payment($)		Vesting($)		Benefits($)(1)	Amounts($)(2)(3)		Total($)

Thomas J. Falk
Qualified Termination of Employment	10,583,992		21,740,389	(4)	1,548,381	9,826,259		43,699,021
Involuntary termination related to Global Business Plan(5)	3,676,876		0		0	16,000		3,692,876
Involuntary termination not related to Global Business Plan	588,942		0		0	0		588,942

Mark A. Buthman
Qualified Termination of Employment	3,974,400		5,364,616	(4)	538,720	2,974,652		12,852,388
Involuntary termination related to Global Business Plan(5)	1,334,400		0		0	16,000		1,350,400
Involuntary termination not related to Global Business Plan	300,000		0		0	0		300,000

Robert E. Abernathy
Qualified Termination of Employment	3,792,794		5,742,163	(4)	585,393	2,664,784		12,785,134
Involuntary termination related to Global Business Plan(5)	1,372,794		0		0	16,000		1,388,794
Involuntary termination not related to Global Business Plan	275,000		0		0	0		275,000

Robert W. Black
Qualified Termination of Employment	3,424,715		1,947,067	(4)	319,031	2,134,836		7,825,649
Involuntary termination not for Cause/Termination for Good Reason(6)	1,552,715		348,236		0	0		1,900,951

Steven R. Kalmanson
Qualified Termination of Employment	4,258,370		5,765,650	(4)	673,383	2,792,347		13,489,750
Involuntary termination related to Global Business Plan(5)	785,370		0		1,740,480	0		2,525,850
Involuntary termination not related to Global Business Plan	322,500		0		0	0		322,500
Retirement	775,370	(7)	5,280,270		0	0	(8)	6,055,640

(1)	Includes the present value of three additional years of service and compensation under the pension plan and supplemental pension plans, valued on the basis that the named executive officers (other than Mr. Black) elect to receive benefits at age 55 (or at their current age if older than 55). Also includes the value of three additional years of contributions under the Retirement Contribution Plan and supplemental Retirement Contribution Program for Messrs. Buthman and Black, and the value of forfeited benefits under the Incentive Investment Plan, the Retirement Contribution Plan and supplemental Retirement Contribution Program for Mr. Black.

(2)	For Qualified Termination of Employment, consists of thirty-six months of COBRA medical and dental coverage with an estimated value of $36,000, as well as an estimated additional cash payment to Messrs. Falk, Buthman, Abernathy, Black, and Kalmanson of $9,790,259, $2,938,652, $2,628,784, $2,098,836, and $2,756,347, respectively, to place them in the same position as if the excise tax due to the application of Section 280G of the Internal Revenue Code were not applicable.

(3)	For involuntary termination related to the Global Business Plan, consists of six months of COBRA medical coverage and outplacement services with an estimated value of $6,000 and $10,000, respectively.

(4)	While there were no changes to the Executive Severance Plan or any agreement with the named executive officers under the Plan in 2006 or 2007 (including the potential severance payments under this Plan), we have this year changed the method used to calculate for disclosure purposes the approximate value of the accelerated equity potentially payable under the Plan in order to reflect the total value of the equity potentially vesting under the Plan as of December 31, 2007 rather than the value of the acceleration of these awards calculated pursuant to Section 280G of the Internal Revenue Code.

(5)	None of the named executive officers other than Mr. Kalmanson was retirement eligible on December 31, 2007, so none could elect to take an unreduced pension benefit plus $10,000 in lieu of the amount set forth in this row. For Mr. Kalmanson, the amount shown assumes he makes this election.

(6)	Benefits payable under the letter agreement with Mr. Black in lieu of amounts payable under our severance pay plans.

(7)	Assumes the Management Development and Compensation Committee would approve full payment under the Executive Officer Achievement Award Program for 2007; actual amount that would be paid is determined by the Committee in its discretion.

(8)	Mr. Kalmanson would also be eligible for retiree medical credits and continuing group life coverage assuming separation from service on December 31, 2007. These benefits do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees and are therefore not included in the table.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any person owning more than 10 percent of a class of our stock to file reports with the SEC regarding their ownership of our stock and any changes in ownership. The Corporation maintains a compliance program to assist our directors and executive officers in making these filings. With one exception noted below, we believe that our executive officers and directors timely complied with their filing requirements for 2007.

On May 14, 2007, Mr. Jan B.C. Spencer, President — Kimberly-Clark Professional, sold an aggregate of 2,500 shares of our common stock. The report reflecting this sale, which was due to be filed on May 16, 2007, was filed on January 28, 2008.

TRANSACTIONS WITH RELATED PERSONS

Policies and Procedures for Review, Approval or Ratification of Related Person Transactions.  The Board has adopted written procedures regarding the review, approval or ratification of transactions involving related persons that SEC regulations require to be disclosed in proxy statements, which are commonly referred to as related person transactions. A related person transaction is any transaction between the Corporation and any related person that requires disclosure under the SEC’s rules regarding these transactions. A related person is defined under the SEC’s rules and includes our directors, executive officers and five percent stockholders.

Under these written procedures, the Board has determined that:

•	The Nominating and Corporate Governance Committee is best suited to review, approve and ratify related person transactions involving any director, nominee for director, any five percent stockholder, or any of their immediate family members or related firms, and

•	The Audit Committee is best suited to review, approve and ratify related person transactions involving executive officers (or their immediate family members or related firms), other than any executive officer who is also a Board member.

The Nominating and Corporate Governance Committee or the Audit Committee may, in its sole discretion, refer consideration of these transactions to the full Board.

Each director, director nominee and executive officer is required to promptly provide written notification of any material interest that he or she (or his or her immediate family member) has or will have in a transaction with the Corporation. Based on a review of the transaction, a determination will be made whether the transaction constitutes a related person transaction under the SEC’s rules. The Nominating and Corporate Governance Committee or the Audit Committee will then review the terms and substance of the transaction to determine whether to ratify or approve the related person transaction.

In determining whether the transaction is in, or not opposed to, the Corporation’s best interest, the Nominating and Corporate Governance Committee or the Audit Committee may consider any factors deemed relevant or appropriate, including:

•	Whether the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party,

•	Whether the transaction constitutes a conflict of interest under the Corporation’s Code of Conduct, the nature, size or degree of any conflict, and whether mitigation of any conflict is feasible,

•	The impact on a director’s independence, if applicable, and

•	Whether steps have been taken to ensure fairness to the Corporation.

2007 Related Person Transactions.  We share aircraft hanger space, pilots and related services with Bergstrom Corporation, an entity which is majority owned by Mr. Bergstrom. During 2007, Bergstrom Corporation paid us $208,000 for its share of the costs associated with these services.

In 2007, we purchased advertising totaling $507,000 from entities owned directly or indirectly by Johnson Publishing Company, where Mrs. Johnson Rice is President and Chief Executive Officer. This advertising was placed in accordance with our advertising agencies’ independent recommendations and was not directed by the Corporation.

2009 STOCKHOLDER PROPOSALS

Proposals by stockholders for inclusion in our 2009 proxy statement and form of proxy for the Annual Meeting of Stockholders to be held in 2009 should be addressed to the Secretary, Kimberly-Clark Corporation, P.O. Box 619100, Dallas, Texas 75261-9100, and must be received at this address no later than November 4, 2008. Upon receipt of a proposal, we will determine whether or not to include the proposal in the proxy statement and proxy in accordance with applicable law. It is suggested that proposals be forwarded by certified mail, return receipt requested.

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

Our By-Laws require advance notice for any business to be brought before a meeting of stockholders. In general, for business to properly be brought before an Annual Meeting by a stockholder (other than in connection with the election of directors; see “Part Two — Corporate Governance Information — Stockholder Nominations for Directors”), written notice of the stockholder proposal must be received by the Secretary of the Corporation not less than 75 days nor more than 100 days prior to the first anniversary of the preceding year’s Annual Meeting. Certain other notice periods are provided if the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date. The stockholder’s notice to the Secretary must contain a brief description of the business to be brought before the meeting and the reasons for conducting such business at the meeting, as well as certain other information. Additional information concerning the advance notice requirement and a copy of our By-Laws may be obtained from the Secretary of the Corporation at the address provided above.

OTHER MATTERS

Our management does not know of any other matters to be presented at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise at the meeting, the persons named in the proxy will vote the proxies in accordance with their best judgment.

By Order of the Board of
Directors.

Timothy C. Everett
Vice President and Secretary

KIMBERLY-CLARK CORPORATION
P.O. Box 619100
Dallas, Texas 75261-9100
Telephone (972) 281-1200

March 4, 2008

Appendix A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

KIMBERLY-CLARK CORPORATION

~~April 26, 2007~~

April 17, 2008

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KIMBERLY-CLARK CORPORATION

ARTICLE I

The name of this Corporation is KIMBERLY-CLARK CORPORATION.

ARTICLE II

Its registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”). The Corporation shall possess and may exercise all powers and privileges necessary or convenient to effect such purpose and all powers and privileges now or hereafter conferred by the laws of the State of Delaware upon corporations formed under the DGCL.

ARTICLE IV

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is one billion, two hundred and twenty million (1,220,000,000) shares which shall be divided into two classes as follows:

(a) Twenty million (20,000,000) shares of Preferred Stock without par value; and

(b) One billion, two hundred million (1,200,000,000) shares of Common Stock of the par value of One Dollar and Twenty-five Cents ($1.25) per Share.

ARTICLE V

A statement of the voting powers and of the designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of each class of stock of the Corporation, is as follows:

(1)  In General

No holders of shares of this Corporation of any class, or of bonds, debentures or other securities convertible into stock of any class, shall be entitled as of right to subscribe for, purchase, or receive any stock of any class whether now or hereafter authorized, or any bonds, debentures or other securities whether now or hereafter authorized, convertible into stock of any class, or any stock into which said bonds, debentures or other securities may be convertible, and all such additional shares of stock, debentures or other securities, together with the stock into which the same may be converted, may be issued and disposed of by the Board of Directors to such persons and on such terms and for such consideration (as far as may be permitted by law) as the Board of Directors in their absolute discretion may deem advisable.

All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Certificate of Incorporation.

(2)  Preferred Stock

The Preferred Stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series, the Board of Directors is also expressly authorized to fix: the consideration for which the shares of such series are to be issued; the number of shares constituting such series; the rate of dividends upon which and the times at which dividends on shares of such series shall be payable and the preference, if any, which such dividends shall have relative to dividends on shares of any other class or classes or any other series of stock of the Corporation; whether such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which dividends on shares of such series shall be cumulative; the voting rights, if any, to be provided for shares of such series; the rights, if any, which the holders of shares of such series shall have in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; the rights, if any, which the holders of shares of such series shall have to convert such shares into or exchange such shares for shares of any other class or classes or any other series of stock of the Corporation and the terms and conditions, including price and rate of exchange, of such conversion or exchange; the redemption price or prices and other terms of redemption, if any, for shares of such series; and any and all other preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof pertaining to shares of such series.

(3)  Common Stock

(a) Subject to preferences and rights to which holders of stock other than the Common Stock may have become entitled by resolution or resolutions of the Board of Directors as hereinbefore provided, such dividends (payable in cash, stock, or otherwise) as may be determined by the Board of Directors may be declared and paid out of funds legally available therefor upon the Common Stock from time to time.

(b) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Common Stock shall be entitled to share ratably in all assets available for distribution to the shareholders, subject to preferences and rights to which the holders of stock other than the Common Stock may have become entitled by resolution or resolutions of the Board of Directors as hereinbefore provided.

(c) The holders of Common Stock shall be entitled to one vote for each of the shares held by them of record at the time for determining holders thereof entitled to vote.

ARTICLE VI

(1) ~~The following corporate action shall require the approval, given at a stockholders’ meeting or by consent in writing, of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote thereon:~~

~~(a) the dissolution of the Corporation, or~~

~~(b) the sale, lease, exchange or conveyance of all or substantially all of the property and assets of the Corporation, or~~

~~(c) the adoption of an agreement of merger or consolidation, but no stockholder approval shall be required for any merger or consolidation which, under the laws of the State of Delaware, need not be approved by the stockholders of the Corporation.~~

~~(2)~~ The number of authorized shares of any class or classes of stock may be increased or decreased by the approval of the holders of a majority of all of the stock of the Corporation entitled to vote thereon, except to the extent that, in the resolution or resolutions providing for the issuance of a class or series of stock, the Board of Directors shall specify that approval of the holders of one or more classes or series of stock shall be required to increase or decrease the number of authorized shares of one or more classes or series of stock.

(~~3~~
2
) Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders~~, except for stockholder approvals required by Section (1) of this Article VI~~.

(~~4~~
3
) Meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors, by the Chairman of the Board, or by the Chief Executive Officer.

ARTICLE VII

The private property of the stockholders of the Corporation shall not be subject to the payment of corporate debts to any extent whatever.

ARTICLE VIII

(1) Power of the Board of Directors.  The business and affairs of the Corporation shall be managed under the direction of its Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized:

(a) to make, alter, amend or repeal the By-Laws of the Corporation; provided, however, that no By-Laws hereafter adopted shall invalidate any prior act of the Directors that would have been valid if such By-Laws had not been adopted;

(b) to determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to direct the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, appoint and empower the officers and other agents of the Corporation, and to determine the time and place of, and the notice requirements for, Board meetings, as well as quorum and voting requirements (except as otherwise provided in this Certificate of Incorporation) for, and the manner of taking, Board action; and

(c) to exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation, and any By-Laws of the Corporation.

(2)  Number of Directors.  The number of Directors constituting the entire Board of Directors shall be as authorized from time to time exclusively by the affirmative vote of a majority of the entire Board of Directors. As used in this Certificate of Incorporation, the term “entire Board of Directors” means the total authorized number of Directors that the Corporation would have if there were no vacancies.

(3)  Terms of Directors.  At the 2008 annual meeting of stockholders of the Corporation, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of stockholders of the Corporation; at the 2009 annual meeting of stockholders of the Corporation, the successors of the Directors whose terms expire at that meeting shall be elected for a term expiring at the 2010 annual meeting of stockholders of the Corporation; and at each annual meeting of stockholders of the Corporation thereafter, the Directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders of the Corporation, with each Director to hold office until his or her successor shall have been duly elected and qualified.

(4)  Nominations.  Subject to the rights of holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, nominations for the election of Directors may be made by the affirmative vote of a majority of the entire Board of Directors or by any stockholder of record entitled to vote generally in the election of Directors. However, any stockholder of record entitled to vote generally in the election of Directors may nominate one or more persons for election as Directors at a meeting only if a written notice of such stockholder’s intent to make such nomination or nominations, meeting the requirements described below, has been given, either by personal delivery or by

United States mail, postage prepaid, to the Secretary of the Corporation, and received by the Corporation, not less than 75 days nor more than 100 days prior to the meeting; provided, however, that in the event that less than 75 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of meeting was mailed or such public disclosure was made, whichever first occurs. Each such notice to the Secretary shall set forth: (i) the name and address of record of the stockholder who intends to make the nomination; (ii) a representation that the stockholder is a holder of record of shares of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (v) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a Director of the Corporation if so elected. The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a Director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

(5)  Vacancies.  Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any vacancies in the Board of Directors for any reason and any newly created Directorships resulting by reason of any increase in the number of Directors may be filled only by the Board of Directors, acting by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum. Any Director elected or appointed to fill a vacancy shall hold office until the next election of Directors and until his or her successor is elected and qualified.

(6)  Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock or any other class of capital stock of the Corporation (other than the Common Stock) then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time prior to the expiration of his, her or their term of office, with or without cause, by the affirmative vote of ~~the holders of record of~~ at least ~~sixty-six and two-thirds percent (66-2/3%)~~
a majority
 of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class; provided, however, if a Director’s term was scheduled at the time of its commencement to extend beyond the next succeeding annual meeting of stockholders of the Corporation, such Director may only be removed for cause and only by the affirmative vote of the holders of record of at least ~~sixty-six and two-thirds percent (66-2/3%)~~
a majority
 of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class.

ARTICLE IX

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the Court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

~~ARTICLE X~~

~~(1)  Certain Definitions.  For the purposes of this Article X and the second proviso of Article XI:~~

~~A. “Business Combination” means:~~

~~(i) any merger or consolidation of the Corporation or any Subsidiary with (a) an Interested Stockholder or (b) any other Person (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate of an Interested Stockholder; or~~

~~(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or~~

~~(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to, or proposed by or on behalf of, an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; or~~

~~(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or any spin-off or split-up of any kind of the Corporation or any Subsidiary, proposed by or on behalf of an Interested Stockholder or an Affiliate or Associate of an Interested Stockholder; or~~

~~(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the percentage of the outstanding shares of (a) any class of equity securities of the Corporation or any Subsidiary or (b) any class of securities of the Corporation or any Subsidiary convertible into equity securities of the Corporation or any Subsidiary, represented by securities of such class which are directly or indirectly owned by an Interested Stockholder and all of its Affiliates and Associates; or~~

~~(vi) any agreement, contract or other arrangement providing for anyone or more of the actions specified in clauses (i) through (v) of this Section (1) A.~~

~~B. “Affiliate” or “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act” ), as in effect on January 1, 1986.~~

~~C. “Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on January 1, 1986.~~

~~D. “Continuing Director” means: (i) any member of the Board of Directors of the Corporation who (a) is neither the Interested Stockholder involved in the Business Combination as to which a vote of~~

~~Continuing Directors is provided hereunder, nor an Affiliate, Associate, employee, agent, or nominee of such Interested Stockholder, or the relative of any of the foregoing, and (b) was a member of the Board of Directors of the Corporation prior to the time that such Interested Stockholder became an Interested Stockholder; and (ii) any successor of a Continuing Director described in clause (i) who is recommended or elected to succeed a Continuing Director by the affirmative vote of a majority of Continuing Directors then on the Board of Directors of the Corporation.~~

~~E. “Fair Market Value” means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not reported on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar interdealer quotation system then in use, or, if no such quotation is available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.~~

~~F. “Interested Stockholder” means any Person (other than the Corporation or any Subsidiary, any employee benefit plan maintained by the Company or any Subsidiary or any trustee or fiduciary with respect to any such plan when acting in such capacity) who or which:~~

~~(i) is, or was at any time within the two-year period immediately prior to the date in question, the Beneficial Owner of five percent (5%) or more of the voting power of the then outstanding Voting Stock of the Corporation; or~~

~~(ii) is an assignee of, or has otherwise succeeded to, any shares of Voting Stock of the Corporation of which an Interested Stockholder was the Beneficial Owner at any time within the two-year period immediately prior to the date in question, if such assignment or succession shall have occurred in the course of a transaction, or series of transactions, not involving a public offering within the meaning of the Securities Act of 1933, as amended.~~

~~For the purpose of determining whether a Person is an Interested Stockholder, the outstanding Voting Stock of the Corporation shall include unissued shares of Voting Stock of the Corporation of which the Interested Stockholder is the Beneficial Owner but shall not include any other shares of Voting Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the Interested Stockholder.~~

~~G. A “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act.~~

~~H. “Subsidiary” means any corporation of which the Corporation owns, directly or indirectly, (i) a majority of the outstanding shares of equity securities of such corporation, or (ii) shares having a majority of the voting power represented by all of the outstanding shares of Voting Stock of such corporation. For the purpose of determining whether a corporation is a Subsidiary, the outstanding Voting Stock and shares of equity securities thereof shall include unissued shares of which the Corporation is the Beneficial Owner but shall not include any other shares of Voting Stock of the corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, warrants or options, or otherwise, to any Person who is not the corporation.~~

~~I. “Voting Stock” means outstanding shares of capital stock of the relevant corporation entitled to vote generally in the election of Directors.~~

~~(2)  Higher Vote for Business Combinations.  In addition to any affirmative vote required by law or by this Certificate of Incorporation, and except as otherwise expressly provided in Section (3) of this Article, any Business Combination shall require the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of the then outstanding shares of the Voting Stock of the Corporation, voting together as a single class, voting at a stockholders’ meeting and not by consent in writing. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.~~

~~(3)  When Higher Vote Is Not Required.  The provisions of Section (2) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, of the stockholders as is required by law and any other provision of this Certificate of Incorporation, if the conditions specified in either of the following paragraphs A and B are met.~~

~~A. Approval by Continuing Directors.  The Business Combination shall have been approved by the affirmative vote of a majority of the Continuing Directors, even if the Continuing Directors do not constitute a quorum of the entire Board of Directors.~~

~~B. Form of Consideration, Price and Procedure Requirements. All of the following conditions shall have been met:~~

~~(i) With respect to each share of each class of Voting Stock of the Corporation (including Common Stock), the holder thereof shall be entitled to receive on or before the date of the consummation of the Business Combination (the “Consummation Date”), consideration, in the form specified in subsection (3)(B)(ii) hereof, with an aggregate Fair Market Value as of the Consummation Date at least equal to the highest of the following:~~

~~(a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder to which the Business Combination relates, or by any Affiliate or Associate of such Interested Stockholder, for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;~~

~~(b) the Fair Market Value per share of such class of Voting Stock of the Corporation on the Announcement Date; and~~

~~(c) the highest preferential amount per share, if any, to which the holders of shares of such class of Voting Stock of the Corporation are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.~~

~~(ii) The consideration to be received by holders of a particular class of outstanding Voting Stock of the Corporation (including Common Stock) as described in subsection (3)(B)(i) hereof shall be in cash or if the consideration previously paid by or on behalf of the Interested Stockholder in connection with its acquisition of beneficial ownership of shares of such class of Voting Stock consisted in whole or in part of consideration other than cash, then in the same form as such consideration. If such payment for shares of any class of Voting Stock of the Corporation has been made in varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the beneficial ownership of the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder.~~

~~(iii) After such Interested Stockholder has become an Interested Stockholder and prior to the Consummation Date: (a) except as approved by the affirmative vote of a majority of the~~

~~Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on the outstanding Preferred Stock of the Corporation, if any; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock of the Corporation (except as necessary to reflect any subdivision of the Common Stock), except as approved by the affirmative vote of a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock, unless the failure so to increase such annual rate is approved by the affirmative vote of a majority of the Continuing Directors; and (c) such Interested Stockholder shall not have become the Beneficial Owner of any additional shares of Voting Stock of the Corporation except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.~~

~~(iv) After such Interested Stockholder has become an Interested Stockholder, neither such Interested Stockholder nor any Affiliate or Associate thereof shall have received the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation.~~

~~(v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Exchange Act and the General Rules and Regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to the stockholders of the Corporation at least 45 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions thereof).~~

~~(4)  Powers of Continuing Directors.  A majority of the Continuing Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (A) whether a Person is an Interested Stockholder, (B) the number of shares of Voting Stock of the Corporation beneficially owned by any Person, (C) whether a Person is an Affiliate or Associate of another, (D) whether the requirements of paragraph B of Section (3) have been met with respect to any Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of not less than one percent (1%) of the total assets of the Corporation as reported in the consolidated balance sheet of the Corporation as of the end of the most recent quarter with respect to which such balance sheet has been prepared; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article.~~

~~(5)  No Effect on Fiduciary Obligations.~~

~~A. Nothing contained in this Article shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.~~

~~B. The fact that any Business Combination complies with the provisions of Section (3) of this Article shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.~~

~~(6)  Effect on Other Provisions.  The provisions of this Article X are in addition to, and shall not alter or amend, the provisions of Section (1) of Article VI of this Certificate of Incorporation.~~

ARTICLE X~~I~~

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.~~; provided that, notwithstanding the fact that a lesser percentage may be specified by the DGCL, the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, change, repeal, or adopt any provision or provisions inconsistent with, Section (2) of Article V, Sections (3) and (4) of Article VI, and Article XI (except for the second proviso of this Article XI) of this Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors; and provided further that, notwithstanding the fact that a lesser percentage may be specified by the DGCL, the affirmative vote of the holders of record of outstanding shares representing at least eighty percent (80%) of the voting power of all the outstanding Voting Stock of the Corporation, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision or provisions inconsistent with, any provision of Article X or this proviso of this Article XI, unless such amendment, alteration, repeal, or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors by the affirmative vote of at least seventy-five percent (75%) of the entire Board of Directors and by a majority of the Continuing Directors.~~

ARTICLE XI~~I~~

No Director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such Director as a Director. Notwithstanding the foregoing, a Director shall be liable to the extent provided by applicable law (i) for breach of the Director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the Director derived an improper personal benefit. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

Invitation to Stockholders

Notice of 2008 Annual Meeting

Proxy Statement

. NNNNNNNNNNNN NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 17, 2008. Vote by Internet • Log on to the Internet and go to www.investorvote.com/kmb • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees (term to expire at 2009 Annual Meeting of Stockholders). 1. Nominees: For Against Abstain For Against Abstain For Against Abstain + 01 — John R. Alm 02 — John F. Bergstrom 03 — Robert W. Decherd 04 — Ian C. Read 05 — G. Craig Sullivan B Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3. For Against Abstain For Against Abstain 2. Ratification of Auditors 3. Approval of Amended and Restated Certificate of Incorporation to Eliminate Supermajority Voting Provisions C Proposals — The Board of Directors recommends a vote AGAINST Proposals 4, 5, 6, 7 and 8. For Against Abstain For Against Abstain 4. Stockholder Proposal Regarding Qualifications for 5. Stockholder Proposal Regarding Adoption of Global Human Director Nominees Rights Standards Based on International Labor Conventions 6. Stockholder Proposal Regarding Special 7. Stockholder Proposal Regarding Cumulative Voting Shareholder Meetings 8. Stockholder Proposal Regarding Amendment of Bylaws to Establish a Board Committee on Sustainability IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — E ON BOTH SIDES OF THIS CARD. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 1 6 4 3 1 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND +

Proxy — Kimberly-Clark Corporation It’s a win-win solution! Reduce paper flow to your home and help the environment, too! If you have access to the Internet, we encourage you to consider receiving Kimberly-Clark’s future Annual Reports and Proxy Statements in electronic format rather than in printed form. In electing to do so, you conserve natural resources and save your company money! To sign up for electronic delivery service, registered holders may go to our transfer agent’s website at http://www.computershare.com/us/ecomms at any time and follow the instructions. Benefit and stock purchase plan participants may sign up for electronic delivery service by going to our transfer agent’s website at http://www.econsent.com/kmb at any time and following the instructions. Act Now! 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy/Voting Instructions for the Annual Meeting of Stockholders — April 17, 2008 + Solicited on Behalf of the Board of Directors Thomas J. Falk, Thomas J. Mielke and Timothy C. Everett, or any of them, with full power of substitution to each, hereby are appointed proxies and are authorized to vote, as specified on the reverse side of this card, all shares of common stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Kimberly-Clark Corporation, to be held at the Four Seasons Resort and Club, 4150 North MacArthur Boulevard, Irving, Texas on April 17, 2008 at 11:00 a.m. and at any adjournment thereof. In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSALS 4, 5, 6, 7 AND 8. IF YOU PREFER TO VOTE SEPARATELY ON INDIVIDUAL ISSUES, YOU MAY DO SO BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. This card also constitutes voting instructions to the trustees of the Corporation’s employee benefits and stock purchase plans to vote whole shares attributable to accounts the undersigned may hold under such plans. If no voting instructions are provided, the respective plan committees, which are comprised of management personnel, will direct the trustees to vote the shares. Please date, sign and return this proxy/voting instruction card promptly. If you own shares directly and plan to attend the meeting, please so indicate in the space provided below. IMPORTANT: TO BE SIGNED AND DATED BELOW. PLEASE RETURN THIS CARD IN THE SELF-ADDRESSED ENVELOPE PROVIDED. D Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. E Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A — E ON BOTH SIDES OF THIS CARD. +